Exhibit 4.2

TD 401(k) RETIREMENT PLAN

As Amended and Restated Generally Effective January 1, 2020

Article VII.	TD Bank Stock Fund	36

7.01	Stock Fund	36
7.02	Purchase of Stock	36
7.03	Custody and Voting of Stock	36
7.04	Dividends on Stock	36
7.05	Stock Splits and Other Capital Reorganizations	37
7.06	Tender of Stock	37
7.07	Special Restrictions on Insiders	37
7.08	Limitation on Stock Investment	38

Article VIII.	Withdrawals and Loans	38

8.01	In-Service Withdrawals	38
8.02	Hardship Withdrawals	38
8.03	Loans	41

Article IX.	Vesting	43

9.01	Active Participants On and After January 1, 2001	43
9.02	Terminated Participants	44
9.03	Forfeitures	44

Article X.	Benefits and Distributions	45

10.01	Normal Retirement Benefit	45
10.02	Disability Benefit	45
10.03	Benefit on Termination of Employment	45
10.04	Death Benefit	45
10.05	Distribution of Benefits to a Participant	46
10.06	Distribution of Benefits upon Death	48
10.07	Minimum Distribution Requirements after 2002	49
10.08	Commencement of Benefits	53
10.09	Payment upon Incapacity	54
10.10	Payment under Qualified Domestic Relations Order	54
10.11	Direct Rollovers	54
10.12	Nonelective Transfer To and From the Plan	56
10.13	Elective Transfers To and From the Plan	57

Article XI.	Administration of the Plan	59

11.01	Plan Administrator	59
11.02	Powers and Duties	59
11.03	Delegation of Ministerial Duties	60
11.04	Benefit Claim Procedure	60
11.05	Conclusiveness of Records	62

11.06	Conclusiveness of Actions	62

Article XII.	Administration of the Fund	62

12.01	Bank	62
12.02	Trustee	62
12.03	Investment Managers	62
12.04	Payment of Expenses	62
12.05	Trust Fund Property	62

Article XIII.	Amendment and Termination	63

13.01	Amendments	63
13.02	Discontinuance of Contributions	64
13.03	Merger, Consolidation or Transfer of Assets	64

Article XIV.	Participating Employers	65

14.01	Adoption by Participating Employers	65
14.02	Single Plan	65

Article XV.	Predecessor Plans and Accounts	65

15.01	Article Controls	65
15.02	Predecessor Plans	65
15.03	Merger Provisions	65
15.04	Predecessor Plan Accounts	66
15.05	Predecessor Plan Accounts Subject to Survivor
	Annuity Requirements	66

Article XVI.	Top Heavy Provisions	67

16.01	Article Controls	67
16.02	Definitions	67
16.03	Top-Heavy Status	68
16.04	Termination of Top-Heavy Status	69
16.05	Effect of Article	69
16.06	Modification of Top-Heavy Rules after 2001	69

Article XVII.	Miscellaneous	70

17.01	Not Contract of Employment	70
17.02	Non-Assignability of the Right to Receive Benefits	71
17.03	Payments Solely from Trust Fund	71
17.04	No Benefits to the Company	71
17.05	Severability	72

17.06	Governing Law; Interpretation	72
17.07	Headings of Sections	72
17.08	Effect of Mistake	72
17.09	Bonding	72
17.10	USERRA Requirements	73
17.11	EPCRS, Etc. Adjustment	73
17.12	Sale of TD Insurance, Inc.	73

Appendix A	Predecessor Plans	75

Appendix B	Employee Ownership of TD Banknorth Stock	85

Appendix C	Special Rules	90

TD 401(k) Retirement Plan

The TD 401(k) Retirement Plan (the “Plan”) set forth herein is generally effective January 1, 2020 except as is otherwise indicated or may be required in accordance with applicable law. The Plan was formerly named the TD Bank 401(k) Plan, which was a continuation of the TD Banknorth Inc. 401(k) Plan, and reflected the merger of such plan with the Commerce Bancorp, Inc. 401(k) Retirement Plan.

The Plan is intended to qualify as a profit-sharing plan with a cash or deferred arrangement under Section 401(a) and (k) of the Internal Revenue Code of 1986, as amended (“Code”), and, prior to April 20, 2007, as a stock bonus plan under Section 401(a) of the Code and an employee stock ownership plan under Section 4975(e)(7) of the Code. Effective January 1, 2003, the Plan is intended to be a “safe harbor” plan with respect to the cash or deferred arrangement benefiting participants who have completed at least one year of service. The related Trust is intended to be exempt from federal income tax under Section 501(a) of the Code. The Plan and Trust are further intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan and trust agreement shall be construed, wherever possible, so as to maintain such qualified and tax-exempt status and to satisfy the applicable requirements of ERISA.

ARTICLE I. Definitions

When the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary. Additional words and phrases are defined in the text of the Plan. Words in the masculine gender shall be construed to include the feminine gender, and words in the singular shall be construed to include the plural and vice versa, unless the context clearly indicates otherwise.

1.01 “Actual Deferral Percentage” means, for any Plan Year, the average of the ratios, calculated separately for each Participant in a specified group of Participants, of (a) the amount of the Salary Deferrals actually paid to the Trust on behalf of each such Participant for such Plan Year, over (b) the total Earnings paid to each such Participant during such Plan Year. Prior to computing such average, the ratio of each Participant shall be expressed as a percentage that is rounded to the nearest one hundredth of one percent (0.01%). If a Participant does not make any Salary Deferrals for the Plan Year, such Participant’s ratio for such year shall be zero. At the election of the Plan Administrator, Matching Contributions and Qualified Nonelective Contributions may be treated as Salary Deferrals in accordance with the provisions of Treasury Regulation § 1.401(k)-2(a)(6), which is incorporated by reference herein. Any Salary Deferrals or Qualified Nonelective Contributions that are taken into account in determining the Average Contribution Percentage for a Plan Year shall be disregarded in determining the Actual Deferral Percentage for such year.

Notwithstanding the foregoing, for purposes of determining whether the Early Participant Deferral Portion of the Plan meets the requirements of Section 3.04(a) with respect to any Plan Year, the Actual Deferral Percentage shall be calculated by taking into account only Participants who have not completed one Year of Service for the part of the Plan Year during which they benefited under the Early Participant Deferral Portion and by excluding (a) the Salary Deferrals

(plus, at the election of the Company, any Qualified Nonelective Contributions) made on behalf of such Participants for any part of the Plan Year during which they benefited under the Safe Harbor Deferral Portion of the Plan and (b) such Participants’ Earnings for any part of the Plan Year during which they benefited under the Safe Harbor Deferral Portion of the Plan.

1.02 “Affiliate” means an organization that is a member of a “controlled group” (as defined in Section 414(b) or (c) of the Code) or an “affiliated service group” (as defined in Section 414(m) of the Code) with the Company, and any other entity required to be aggregated with the Company under regulations promulgated under Section 414(o) of the Code; provided, however, that for purposes of Section 5.04, the definitions prescribed by Section 414(b) and (c) of the Code are to be modified as provided by Code Section 415(h).

1.03 “Aggregate Account” means the account established and maintained by the Trustee for each Participant that reflects the Participant’s share of the Trust Fund and separately reflects the balance of the following sub-accounts: Salary Deferral Contribution Account, Matching Contribution Account, Core Contribution Account, Transition Contribution Account, Discretionary Contribution Account, Rollover Contribution Account, and Elective Transfer Account, Nonelective Transfer Account, and Predecessor Plan Account(s) to the extent not included in the foregoing. Effective for Plan Years for which the requirements of Code Sections 401(k)(12)(B) and 401(m)(11) are satisfied, the Trustee shall assure that each Participant’s Aggregate Account separately reflects the balance of such account attributable to Matching Contributions paid for such years.

1.04 “Annuity Starting Date” means the first day of the first period for which an amount is paid as a benefit under the Plan.

1.05 “Bank” means The Toronto-Dominion Bank. Where any reference is made in the Plan to any action to be taken, approval or decision to be made by the Bank, “Bank” means The Toronto-Dominion Bank acting through its Board of Directors or any person or persons authorized in accordance with the governance rules and procedures adopted by the Bank. Where appropriate to the context under Code Section 414(b), “Bank” refers to The Toronto-Dominion Bank and each of its subsidiaries, provided, effective January 1, 2008, the subsidiary is an Affiliate of the Company within the meaning of Section 1.02 (or would be an Affiliate if the subsidiary were a United States domestic entity).

1.06 “Beneficiary” means the person, trust, estate or other entity last designated by a Participant to receive benefits which may be payable on account of the death of the Participant; provided, however, that in the case of a married Participant, the Participant’s spouse shall be the Beneficiary unless the Participant’s spouse waives his or her rights as the Beneficiary; the Participant is legally separated or has been abandoned and the Participant has a court order to such effect; or the Participant’s current spouse cannot be located. A Participant may at any time during his or her lifetime change or revoke a Beneficiary designation, provided that such action may not be taken without subsequent spousal consent unless the original consent expressly permits designation by the Participant without any requirement of further spousal consent. Any consent by the Participant’s spouse to waive rights to death benefits must be in writing, must acknowledge the effect of such waiver and must be witnessed by a notary public. The Participant’s spouse may not revoke consent to a specific waiver of a joint and survivor form of benefit.

For all purposes of the Plan, the terms “spouse,” “legally married,” and “marriage” shall be construed in accordance with Federal law including, effective June 26, 2013, Revenue Ruling 2013-17, IRS Notice 2014-19, and any successor guidance thereto.

1.07 “Break in Service” means:

(a) In the case of a period of service determined by Hours of Service, a computation period during which an Employee is credited with no more than five hundred (500) Hours of Service. In determining whether an Employee has completed at least five hundred (500) Hours of Service during a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. An “absence from work for maternity or paternity reasons” means an absence by reason of the individual’s pregnancy, the birth of the individual’s child, a child’s placement with the individual in connection with the individual’s adoption of such child, or the individual’s caring for such child for a period beginning immediately following such birth or placement. Hours of Service hereunder shall be credited to the computation period in which the absence begins if such crediting is necessary to prevent a Break in Service in that period, or in all other cases, in the following computation period.

(b) In the case of a period of service determined by continuous employment, a period of at least twelve (12) consecutive months commencing on the date on which an Employee quits, retires, is discharged, or dies, provided he or she is not credited with an Hour of Service within twelve (12) months subsequent to such date, or, if earlier, the first anniversary of the first day on which the Employee is absent from service for any other reason (but not earlier than the date required by Code Section 414(u)), and ending on his or her subsequent reemployment date. If a Participant is absent from work for maternity or paternity reasons (as defined in Paragraph (a)), the twelve-consecutive month period commencing on the first anniversary of the first day of such absence shall not constitute a Break in Service.

Notwithstanding anything to the contrary in this Section, employment with the Company and its Affiliates shall not be deemed to have been interrupted by a Break in Service solely by reason of a leave of absence granted by the Company or an Affiliate on a uniform and nondiscriminatory basis for sickness, military service, accident or other cause, provided that an Employee granted a leave of absence who fails to return to active employment at or before the expiration of such leave (other than on account of death, disability or retirement) shall, for purposes of this Plan, be deemed to have terminated employment as of the beginning of such Employee’s leave of absence.

1.08 “Calendar Quarter” means, for any Plan Year, the three-month period beginning on January 1, April 1, July 1, and October 1.

1.09 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10 “Company” means, effective November 1, 2009, TD Bank US Holding Company (previously known as TD Banknorth Inc.), or any successor thereto.

1.11 “Company Contributions” means Matching Contributions, Core Contributions, Transition Contributions, Discretionary Contributions, and Qualified Nonelective Contributions.

1.12 “Core Contributions” means contributions made to the Plan by the Company under Section 4.01(d).

1.13 “Core Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant that records the Core Contributions allocated to the Participant under Article IV, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.14 “Direct Rollover” means the direct transfer of all or a portion of an Eligible Rollover Distribution from the Plan, as elected by an eligible distributee, to an eligible retirement plan in accordance with the requirements under Section 401(a)(31) of the Code and Section 10.11.

1.15 “Disability” means an injury or illness that results in a Participant being qualified to receive, and receiving, disability benefits under the terms of a long-term disability plan maintained by the Bank.

1.16 “Discretionary Contributions” means contributions made to the Plan by the Company under Section 4.01(b).

1.17 “Discretionary Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant that records the Discretionary Contributions allocated to the Participant under Article IV, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.18 “Early Participant Deferral Portion” means the Salary Deferrals portion of the Plan benefiting Participants who have not completed one Year of Service.

1.19 “Earnings” means the total compensation paid by the Company to the Employee for services rendered that constitutes wages as defined in Section 3401(a) of the Code and all other payments made by the Company to an Employee for services rendered for which the Company is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or service performed. Earnings, include, in addition to the foregoing, elective contributions made by the Company on behalf of an Employee that are not includable in income under Section 125, Section 132(f), Section 402(e)(3), or Section 402(h) of the Code. In all cases, Earnings shall be reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation (including, but not limited to, stock rights of any kind) and welfare benefits.

Notwithstanding the foregoing to the contrary, the annual Earnings of each Employee taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed two hundred thousand dollars ($200,000), as adjusted for cost of living increases in accordance with Code Section 401(a)(17)(B), and shall not include any amount that are not compensation within the meaning of Code Section 415(c)(3). In the event Earnings are determined based on a period of time which contains fewer than twelve (12) calendar months, the annual Earnings limit shall be an amount equal to the annual Earnings limit for the calendar year in which the period begins multiplied by a fraction, the numerator of which is the number of full calendar months and the denominator of which is twelve (12).

1.20 “Effective Date” means January 1, 2020, as to this amendment and restatement of the Plan, except as otherwise specifically provided herein or required by applicable law.

1.21 “Elective Transfer Account” means the aggregate value of a Participant’s interest in his or her account or accounts under an Affiliate’s profit-sharing plan, determined as of the transfer date under Section 10.13.

1.22 “Eligible Employee” means, effective February 1, 2013, each Employee of a Participating Employer, excluding an Employee who transfers to a Participating Employer from a non-U.S. Affiliate (“expatriate Employee”) and continues participation in a retirement plan of the non-U.S. Affiliate while employed by the Participating Employer. An expatriate Employee who ceases to be eligible for participation in a retirement plan of the non-U.S. Affiliate shall become an Eligible Employee on the later of the date such participation ends or the date his or her employment with the Participating Employer begins. Notwithstanding the foregoing, Employees who are residents of Puerto Rico are not Eligible Employees and cannot participate in this Plan. Thus, no contributions will be made to the Plan by, or on behalf of, residents of Puerto Rico.

1.23 “Eligible Rollover Distribution” means any distribution to a Participant or Beneficiary from the Plan in the amount of two hundred dollars ($200) or more, or any distribution to an Employee of all or any portion of his or her benefit from another qualified trust, but excluding the following:

(a) A distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for a specified period of ten (10) years or longer, for the distributee’s life expectancy (or the joint life expectancy of the distributee and his or her designated Beneficiary), or for the distributee’s life (or the joint lives of the distributee and his or her designated Beneficiary);

(b) A required distribution pursuant to Section 401(a)(9) of the Code;

(c) A return of Salary Deferrals pursuant to Section 5.04;

(d) A corrective distribution pursuant to Section 3.02, 3.04, or 4.04;

(e) A loan pursuant to Section 8.03 that is treated as a deemed distribution pursuant to Section 72(p) of the Code;

(f) Effective for distributions made after December 31, 1998, any amount that is distributed on account of hardship;

(g) Any similar item designated by the Commissioner of Internal Revenue as set forth in a Treasury regulation, revenue ruling, notice, or other document of general applicability.

A portion of a distribution from this Plan shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

1.24 “Employee” means any individual regularly employed, whether on a full-time or part-time basis, by the Company or any Affiliate, excluding the following: (a) any person serving solely as a director of the Company or any Affiliate, (b) any person who is classified as an independent contractor, (c) any person who is a “leased employee” of the Company or an Affiliate within the meaning of Section 414(n)(2) of the Code, and (d) any person who is a nonresident alien with no U.S.-source income. The determination whether an individual is a director or independent contractor under clauses (a) and (b) shall be based upon the classification by the Company or Participating Employer (without regard to the classification of such individual by a third party).

As used herein, effective January 1, 1997, “leased employee” means any person who is not an employee of the Company or any Affiliate and who provides services to the Company or an Affiliate (“employer”) if:

(a) such services are provided pursuant to an agreement between the employer and any leasing organization;

(b) such person has performed such services for the employer (or for the employer and any related person determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one (1) year; and

(c) such services are performed under the primary direction or control of the employer.

Contributions or benefits provided to a leased employee by the leasing organization which are attributable to services performed for the employer shall be treated as provide by the employer. A leased employee shall not be considered an employee if:

(aa) he or she is covered by a money purchase pension plan providing (1) an employer contribution rate (without regard to Section 401(l) of the Code) of at least ten percent (10%) of compensation, as defined in Section 414(n)(5)(C)(iii) of the Code; (2) immediate participation; and (3) full and immediate vesting; and

(bb) Leased employees do not constitute more than twenty percent (20%) of the employer’s nonhighly compensated work force.

1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.26 “Excess Salary Deferrals” means, for any Plan Year, the excess of (a) the aggregate amount of Salary Deferrals actually taken into account in computing the Actual Deferral Percentage of the group of Participants who are Highly Compensated Employees, over (b) the maximum amount of such deferrals permitted under Section 3.04 (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their individual actual deferral percentages, beginning with the highest such amount).

1.27 “Fair Market Value” means, with respect to shares of Stock, value determined by reference to the sale price of such shares at a specified time or times on the principal United States securities exchange registered under the Securities Exchange of 1934, as amended, on which such Stock is listed or, if such Stock is not listed on any such exchange, the sale price with respect to a share of such Stock on the NASDAQ National Market System or any system then in use; or if no quotations are available, the Fair Market Value at the time in question of a share of Stock shall be determined by independent appraisal in compliance with applicable provisions of ERISA.

1.28 “Highly Compensated Employee” means any employee of the Company or any Affiliate who (a) at any time during the Plan Year or the preceding Plan Year is a 5-percent owner (as defined in Section 416(i)(1) of the Code), or (b) for the preceding Plan Year received Section 415 Compensation from the Company or any Affiliate in excess of eighty thousand dollars ($80,000) (or such higher amount as the Secretary of the Treasury may prescribe). A former employee of the Company or an Affiliate shall be treated as a Highly Compensated Employee if that employee was a Highly Compensated Employee when he or she separated from service or at any time after attaining age fifty-five (55).

1.29 “Hour of Service” means:

(a) each hour during which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties,

(b) each hour during which an Employee is directly or indirectly paid, or entitled to payment, on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability, pregnancy and any other similar condition which prevents an employee from performing duties), layoff, jury duty, military duty or leave of absence, and

(c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or an Affiliate and for which credit is not otherwise counted.

Notwithstanding the foregoing, no Hours of Service shall be recognized for any payment made due to severance of employment or in compliance with worker’s compensation, unemployment compensation or disability insurance laws, or any payments made solely to reimburse an Employee for medical or medically-related expenses.

(d) In the case of a payment described in Paragraph (b) above, during which no duties are performed, the number of Hours of Service counted shall be determined as follows:

(i) If the payment for a period in which no duties are performed is calculated on the basis of a unit of time, the number of Hours of Service counted for such period shall be the number of hours regularly scheduled for performance of duties during such period.

(ii) If the payment for a period in which no duties are performed is not calculated on the basis of a unit of time, the number of hours counted for such period shall be determined by dividing the total of such payments by the Employee’s most recent hourly rate of compensation as determined under the provisions of Department of Labor Regulation Section 2530.200b-2(b)(2)(ii), but shall not exceed the number of hours scheduled for performance of duties during such period.

(e) Hours of service shall be credited to the computation period determined under the provisions of paragraph (c) of Department of Labor Regulation Section 2530.200b-2, which is hereby incorporated by reference into this Plan.

(f) Solely for determining whether a Break in Service has occurred, an Employee who is absent from employment for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence; provided, however, that the credit given under this Paragraph (d) for any such reason shall not exceed five hundred one (501) hours. For purposes of this Paragraph (f), absence for maternity or paternity reasons hereunder shall mean the Employee’s absence on account of pregnancy of the Employee, the birth of a child of the Employee, the placement of a child with the Employee in connection with the adoption of such child by such Employee, or for purposes of caring for such child for a period immediately following such birth or placement. The Hours of Service to be credited under this Paragraph (d) shall be credited in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or in all other cases, in the following Plan Year.

(g) Nothing in this Plan shall be construed to deny any employee credit for an hour of service if such credit is otherwise required by federal law.

1.30 “Insider” means a Participant who is subject to the provisions of Section 16 of the Securities and Exchange Act of 1934 with respect to transactions involving shares of Stock.

1.31 “Investment Fund” means the TD Bank Stock Fund and any other fund made available under the Plan for the investment of Plan assets.

1.32 “Matching Contributions” means contributions made to the Plan by the Company under Section 4.01(a) for the purpose of matching Salary Deferrals in cash or stock at the rate specified in such subsection.

1.33 “Matching Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant that records the Matching Contributions allocated to the Participant under Article V, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.34 “Nonelective Transfer Account” means the aggregate value of a Participant’s interest in his or her account or accounts under an Affiliate’s profit-sharing plan, determined as of the transfer date under Section 10.12.

1.35 “Normal Retirement Age” means, on and after January 1, 2009, the first day of the month coincident with or next following the later of (a) the date the Participant attains age sixty-five (65) and (b) the third anniversary of the Participant’s commencement of participation in the Plan; provided that, in the case of a Participant in this Plan on December 31, 2008 (“pre-2009 Participant”), such meaning shall apply only to his or her Core Contribution Account and Transition Contribution Account. Before January 1, 2009, and with respect to the Aggregate Account of a pre-2009 Participant, excluding his or her Core Contribution Account and Transition Contribution Account, “Normal Retirement Age” means the first day of the month coincident with or next following the date the Participant attains age sixty-five (65).

1.36 “Participant” means any Eligible Employee who has met the requirements of Article II and is participating in the Plan, or who is a former Eligible Employee who has not received a distribution of his or her entire Vested Interest. Notwithstanding the above, an Eligible Employee who would be a Participant but for the failure to make Salary Deferrals shall be treated as a Participant for purposes of Sections 3.04 and 4.03.

1.37 “Participating Employer” means the Company and any Affiliate that adopts this Plan in accordance with the provisions of Article XIV.

1.38 “Participation Agreement” means an election by the Participant that (a) authorizes the Company to withhold a portion of such Participant’s current Earnings as a Salary Deferral under Section 3.01, (b) specifies the Investment Funds under Article V in which the Participant’s allocable share of the Trust Fund shall be invested, and (c) designates the Beneficiary or Beneficiaries to receive the death benefits provided under Article X, or any permitted modification thereof. A Participation Agreement shall be made by such written, electronic or telephonic means and at such time as the Plan Administrator shall specify.

1.39 “Plan” means the TD 401(k) Retirement Plan, as set forth herein and as it may be amended from time to time.

1.40 “Plan Administrator” means the Bank acting through its Board of Directors or any person or persons authorized in accordance with the governance rules and procedures adopted by the Bank, or allocated administrative responsibilities under the Plan.

1.41 “Plan Affiliation Date” means the date on which a Predecessor Plan was merged into or consolidated with the Plan. The Plan Affiliation Date for each Predecessor Plan shall be separately set forth in Appendix A attached to the Plan and made a part hereof.

1.42 “Plan Year” means the calendar year.

1.43 “Predecessor Plan” means each plan listed in Appendix A attached to the Plan and made a part hereof. Any defined contribution plan, maintained by a corporation or other organization that becomes a Participating Employer after the Effective Date, or of which some or all of the business and assets are acquired by, merged with or consolidated with the Company or an Affiliate after the Effective Date, shall be a Predecessor Plan if such plan is merged with this Plan.

1.44 “Predecessor Plan Account” means the aggregate value of a Predecessor Plan Participant’s interest in his or her account or accounts under a Predecessor Plan, determined as of the Plan Affiliation Date.

1.45 “Predecessor Plan Participant” means an individual who was a participant in a Predecessor Plan on the day immediately preceding such plan’s Plan Affiliation Date.

1.46 “Qualified Domestic Relations Order” means any judgment, decree, or order (including approval of a property settlement agreement) relating to the provision of child support, alimony payment, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant which (a) is made pursuant to a State domestic relations law (including a community property law), (b) creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits or funds payable with respect to a Participant under the Plan, and (c) satisfies the requirements of Section 414(p)(2) and (3) of the Code. Effective on or after April 6, 2007, a domestic relations order that otherwise satisfies the requirements to be a Qualified Domestic Relations Order will not fail to be a qualified (a) solely because the order is issued after, or revises, another domestic relations order or Qualified Domestic Relations Order; or (b) solely because of the time at which the order is issued, including issuance after the Annuity Starting Date or after the Participant’s death.

1.47 “Qualified Nonelective Contribution” means a contribution, other than a Salary Deferral, Matching Contribution or Discretionary Contribution, made to the Plan under Section 4.01(c) which (a) is treated as a Salary Deferral, (b) is nonforfeitable when made, (c) is distributable only in accordance with the provisions of Article X that apply to Salary Deferrals, and (d) satisfies the requirements of Section 401(a)(4) of the Code.

1.48 “Rollover Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant who makes a rollover contribution in accordance with Section 3.08, in which shall be recorded the amount of his or her rollover contributions, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.49 “Safe Harbor Deferral Portion” means the Salary Deferrals portion of the Plan benefiting Participants who have completed one Year of Service.

1.50 “Safe Harbor Match Portion” means the Matching Contributions portion of the Plan benefiting Participants who have completed one Year of Service.

1.51 “Salary Deferrals” means amounts that a Participant elects to defer by payroll withholding from current Earnings under a Participation Agreement, which amounts are contributed to the Plan by the Company and allocated to such Participant’s Salary Deferral Contribution Account as described in Section 3.01.

1.52 “Salary Deferral Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant who has elected to make Salary Deferrals in which shall be recorded the Salary Deferrals and Qualified Nonelective Contributions to be allocated on the Participant’s behalf under Articles III and IV, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.53 “Section 415 Compensation” means, with respect to a Plan Year or Limitation Year, the total compensation paid by the Company to an Employee for services rendered while an Employee that constitutes wages as defined in Section 3401(a) of the Code and all other payments by the Company to an Employee for services rendered while an Employee for which the Company is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or services performed.

(a) Section 415 Compensation for a Limitation Year means compensation actually paid or made available during such Limitation Year. Section 415 Compensation for Limitation Years beginning after December 31, 1997, includes amounts that would be included in income but for an election under Code Section 125(a), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b); and, for Limitation Years beginning after December 31, 2000, includes amounts that would be included in income but for an election under Code Section 132(f)(4).

(b) Notwithstanding Paragraph (a), Section 415 Compensation includes amounts paid to (1) an individual who does not currently perform services for the Employer by reason of qualified military service (as defined in Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if he or she had continued to perform services for the Employer rather than entering qualified military service; or (2) a Participant who is permanently and totally disabled, as defined in Code 22(e)(3), provided that salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period, or the Participant was not a highly compensated employee, as defined in Code Section 414(q), immediately before becoming disabled.

(c) Section 415 Compensation does not include amounts paid as compensation to a nonresident alien, as defined in Code Section 7701(b)(1)(B), who is not a Participant in the Plan, to the extent the compensation is excludable from gross income and is not effectively connected with the conduct of a trade or business within the United States.

(d) Section 415 Compensation for any Limitation Year shall not reflect compensation in excess of the limitation under Code Section 401(a)(17) that applies to such Limitation Year.

(e) Effective for Limitation Years beginning on or after January 1, 2007, Section 415 Compensation includes amounts paid after an Employee’s severance from employment with the Company, provided either (i) such amounts are paid by the later of 2 1⁄2 months after the Employee’s severance date or the last day of the Limitation Year including the severance date and are compensation for services that the Employee would have received before severance if he or she had continued in employment with the Company, or (ii) such amounts are payments for unused accrued bona fide sick, vacation or other leave that the Participant would have been able to use if employment had continued.

1.54 “Separate ESOP” means the Banknorth Group, Inc. Profit Sharing and Employee Stock Ownership Plan as in effect on December 31, 2000.

1.55 “Stock” or “TD Bank Stock” means, effective March 1, 2005, common stock issued by The Toronto-Dominion Bank (or by a corporation which is a member of the same controlled group pursuant to Code § 409(l)(4)) that is readily tradable on an established securities market or that otherwise constitutes “employer securities” within the meaning of Section 409(l) of the Code and “qualifying employer securities” within the meaning of Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA.

1.56 “TD Bank Group” means the Bank and each of its subsidiaries, provided, effective January 1, 2008, the subsidiary is an Affiliate of the Company within the meaning of Section 1.02 (or would be an Affiliate if the subsidiary were a United States domestic entity). The phrase “non-participating member of TD Bank Group” refers to a member of the group that is not a Participating Employer.

1.57 “Thrift Incentive Plan” means the Banknorth Group, Inc. Thrift Incentive Plan, as in effect on December 31, 2000.

1.58 “Transition Contributions” means contributions made to the Plan by the Company under Section 4.01(e).

1.59 “Transition Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant that records the Transition Contributions allocated to the Participant under Article IV, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.60 “Trust” means the legal entity created under the Trust Agreement to hold the Trust Fund.

1.61 “Trust Agreement” means the separate agreement entered into with the Trustee for the purpose of holding the Trust Fund.

1.62 “Trust Fund” means all monies, securities and assets held by the Trustee for the benefit of Participants and Beneficiaries.

1.63 “Trustee” means the trustee under the Trust Agreement.

1.64 “Valuation Date” means, for any Plan Year, the last day of each Calendar Quarter and such additional dates as the Plan Administrator may designate.

1.65 “Vested Interest” means the fair market value of the Participant’s nonforfeitable interest in his or her Aggregate Account determined as of the next following Valuation Date.

1.66 “Year of Service” means:

(a) For participation purposes (“Year of Participation Service”), before January 1, 2002, for all Eligible Employees, and on and after such date for each Eligible Employee who is classified on the payroll records of the Employer as a temporary employee, a computation period of twelve (12) consecutive months during which an Employee is credited with at least one thousand (1,000) Hours of Service. The initial computation period shall begin with the date that the Employee first performs one Hour of Service upon commencing employment or re-employment, as the case may be, with the Company or an Affiliate. Upon completion of the initial computation period, the computation period for participation shall shift to the Plan Year and shall include the Plan Year in which the initial computation period is completed.

Effective January 1, 2002, “Year of Participation Service” for all Eligible Employees, except such temporary employees, means a period of twelve (12) months of eligible employment. An Employee shall be credited with his or her aggregate months of service, commencing on his or her employment date and any reemployment date and ending on the subsequent date on which the Employee quits, retires, is discharged, or dies, provided he or she is not credited with an Hour of Service within twelve (12) months subsequent to such date, or, if earlier, the first anniversary of the first day on which the Employee is absent from service for any other reason (but not earlier than the date required by Code Section 414(u)).

Notwithstanding the foregoing, each affected Employee shall be credited with one Year of Participation Service for his or her computation period ending in 2002 if he or she either completes at least one thousand (1,000) Hours of Service or completes twelve (12) months of eligible employment during such computation period.

All Years of Service with the Company and any Affiliate shall be recognized for participation purposes under the Plan.

Notwithstanding the foregoing, each Eligible Employee who was a participant in the TD Securities USA 401(k) Plan on the Plan Affiliation Date shall be credited with one Year of Participation Service for his or her computation period ending in 2016 if he or she either completes at least one thousand (1,000) Hours of Service or completes twelve (12) months of eligible employment during such computation period.

(b) For vesting purposes (“Year of Vesting Service”), a computation period of twelve (12) consecutive months during which is an Employee is credited with at least one thousand (1,000) Hours of Service.

(i) In the case of an Employee who commences participation in the Plan before January 1, 1998, the computation period shall begin with the date that the Employee first performs one Hour of Service upon commencing employment, and each anniversary thereafter; provided, however, that if the Employee terminates employment and is re-employed by the Company or an Affiliate, the computation period for future service shall begin with the date that the Employee first performs one Hour of Service upon re-commencing employment, and each anniversary thereafter.

(ii) In the case of an Employee who commences participation in the Plan on or after January 1, 1998, the computation period for vesting purposes shall be the Plan Year.

All Years of Service with the Company and any Affiliate shall be recognized for vesting purposes under the Plan; provided that, effective January 1, 2009, if a Participant has five consecutive one-year Breaks in Service, (I) his or her Years of Vesting Service credited after such 5-year period shall not be taken into account for purposes of determining the nonforfeitable percentage of his or her Aggregate Account attributable to Company Contributions that accrued before such 5-year period, and (II) his or her Years of Vesting Service credited before such 5-year period shall not be included in the computation of his or her years of age plus vesting service for purposes of receiving allocations of Core Contributions.

(c) For purposes of receiving allocations of Core Contributions and Transition Contributions (“Year of Benefit Service”), effective January 1, 2009, a Plan Year during which an Eligible Employee is credited with at least one thousand (1,000) Hours of Service.

(d) Effective on or after March 1, 2005, for an Employee who transfers to the Company or a Participating Employer from a non-participating member of TD Bank Group –

(i) Years of Participation Service and Years of Vesting Service shall be determined by taking into account his or her service with TD Bank Group, whether such service occurs prior to or following a period of eligible employment under this Plan.

(ii) Notwithstanding Paragraph (c), the Employee shall be credited with a Year of Benefit Service for any Plan Year beginning after December 31, 2008, in which both (A) he or she was an Eligible Employee for a portion of the year and (B) his or her aggregate hours of service during the year for all members of TD Bank Group are at least one thousand (1,000).

(e) In the case of any Participant who was a participant in any Predecessor Plan, his or her years of service credited under the Predecessor Plan shall be credited for participation and vesting purposes under this Plan. In addition, in the case of any other Participant who was an employee of any of the following banks or other organizations (including any affiliated organizations the stock or assets of which were acquired by or merged or consolidated with the Company) on the acquisition/merger date identified below, years of service with such bank or other organization shall be credited for participation and vesting purposes under this Plan as of the effective date stated below, provided that no year of service shall be counted more than once under this Section:

Organization	Acquisition/Merger Date	Effective Date
Mid Maine Savings Bank/Hampton Co-operative Savings Bank	July 31, 1994	August 1, 1994

North Conway Bank	July 1, 1995	July 1, 1995

Bank of New Hampshire	July 1, 1996	July 1, 1996 (except for purposes of the allocation made under the Separate ESOP for the plan year ending December 31, 1996)

Family Bank, FSB	December 6, 1996	January 1, 1997

Atlantic Bank	October 1, 1997	October 1, 1997 (for purposes of the Thrift Incentive Plan); January 1, 1998 (for purposes of the Separate ESOP)

CFX Corporation	April 10, 1998	May 22, 1998 (for employees of Safety Fund National Bank making deferrals to the CFX 401(k) plan on such date); July 1, 1998 (all other CFX employees)

Concord Savings Bank	April 10, 1998	July 1, 1998

Springfield Institution for Savings	January 1, 1999	September 30, 1999 (for purposes of the Separate ESOP); December 31, 1999 (for purposes of the Thrift Incentive Plan)

Pre-Merger Banknorth Group, Inc.	May 10, 2000	October 1, 2000

Morse, Payson & Noyes	October 10, 1997	Later of May 1, 2001 and commencement of employment for a Participating Employer

Andover Savings Bank	October 31, 2001	January 1, 2002

MetroWest Bank	October 31, 2001	January 1, 2002

IpswichBank	July 26, 2002	August 1, 2002

Community Insurance Agencies, Inc.	July 1, 2002	October 1, 2002

Arthur A. Watson & Company, Inc.	September 30, 2000	January 1, 2003

Adirondack Community Financial Services	July 1, 2002	October 1, 2002

Southington Savings Bank	August 31, 2002	January 1, 2003

Warren Five Cents Saving Bank	December 31, 2002	January 1, 2003

American Savings Bank	February 14, 2003	April 1, 2003

Bogino & DeMaria, Inc.	July 31, 2003	September 1, 2003

Field & Quimby	July 31, 2003	September 1, 2003

First & Ocean National Bank	December 31, 2003	January 1, 2004

Foxborough Savings Bank	April 30, 2004	July 1, 2004

Organization	Acquisition/Merger Date	Effective Date

Cape Cod Bank and Trust	April 30, 2004	July 1, 2004

Drake, Swan & Crocker Insurance Agency, Inc.	July 1, 2004	September 1, 2004

Boston Federal Savings Bank	January 21, 2005	February 1, 2005

Hudson United Bancorp	January 31, 2006	July 1, 2006

Interchange Bank	January 2, 2007	January 1, 2007

Commerce Bancorp	March 31, 2008	January 1, 2009

The South Financial Group	September 30, 2010	July 1, 2011 (except as otherwise provided in §2.03(b))

Chrysler Financial Services Americas LLC	April 1, 2011	April 1, 2011 (including years of vesting service credit for purposes of calculating allocations of Core Contributions)

Scottrade Bank	September 18, 2017	September 18, 2017 (including years of participation and vesting service credit for purposes of calculating allocations of Core Contributions)

(f) In the case of any Participant who was an employee of Albert Fried & Company, LLC (including any affiliated organizations the stock or assets of which were acquired by or merged or consolidated with the Company) on December 31, 2016, years of service with Albert Fried & Company, LLC shall be credited for participation and vesting purposes under this Plan as of January 20, 2017, provided that no year of service shall be counted more than once under this Section.

(g) For any other Eligible Employee who was an employee of any corporation or other organization that becomes a Participating Employer after the Effective Date, or some or all of the business and assets of which are acquired by or merged or consolidated with a Participating Employer after such date, Years of Service for participation and vesting purposes shall include all years of service with such corporation or other organization prior to the time it became a Participating Employer, or prior to the effective date of the acquisition of its business and assets by or its merger or consolidation with the Participating Employer, to the same extent as if employees of such corporation or other organization had been employed by the Participating Employer instead of by such corporation or other organization, only to the extent provided herein.

ARTICLE II. Participation

2.01 Eligibility. Each participant in the Plan immediately prior to the Effective Date of this amended and restated document who is an Eligible Employee on the Effective Date shall be an active Participant in this Plan as of the Effective Date. In the case of any other Eligible Employee on or after the Effective Date:

(a) Salary Deferrals. Effective October 1, 2000, each Eligible Employee may commence participation with respect to Salary Deferrals on the first day of the month coincident with or next following his or her completion of one month of service (measured from the date on which he or she first performs an Hour of Service to the corresponding date in the following month) (“initial entry date”), provided that a Participation Agreement has been filed with the Plan Administrator. If the Eligible Employee does not commence participation on his or her initial entry date, then he or she may commence participation at any time thereafter by filing a Participation Agreement with the Plan Administrator.

Notwithstanding the foregoing to the contrary, effective January 1, 2002, the initial entry date of an Eligible Employee who is classified on the payroll records of the Employer as a temporary employee shall be the first day of the month coincident or next following his or her completion of one Year of Service (determined as a computation period of twelve (12) consecutive months during which the Employee is credited with at least one thousand (1,000) Hours of Service), provided that, if such employee transfers to a regular employment classification, his or her initial entry date shall be the first day of the month coinciding with or next following the later of his or her transfer date and his or her completion of one month of service.

(b) Company Contributions.

(i) Each Eligible Employee shall become a Participant with respect to Matching Contributions on the first day of the month coincident with or next following his or her completion of one Year of Participation Service.

(ii) Each Eligible Employee shall become a Participant with respect to Core Contributions as of the first day of the month within which he or she both has completed one Year of Participation Service and attained age twenty-one (21).

(iii) Each Eligible Employee who either (A) was a participant in the TD Banknorth Inc. Pension Plan (“Pension Plan”) on December 31, 2008, (B) was credited with one year of eligibility service under the Pension Plan before January 1, 2009, or (C) would have been credited with one year of eligibility service under the Pension Plan on January 1, 2009, had the plan not been frozen on such date, shall become a Participant with respect to Transition Contributions on such date. No other employee shall be eligible to commence participation with respect to Transition Contributions at any time.

2.02 Termination of Participation. A Participant who fails to qualify as an Eligible Employee for any reason shall be ineligible thereafter to make Salary Deferrals for any succeeding payroll periods or to share in the allocation of any future Company Contributions. Such individual again shall resume active participation as follows:

(a) With respect to Salary Deferrals, on the date he or she again becomes an Eligible Employee (or any time thereafter) by filing a Participation Agreement with the Plan Administrator;

(b) With respect to Matching Contributions, on the effective date of such Participation Agreement (or the date determined under Section 2.01(b), if later); and

(c) With respect to Company Contributions that are not Matching Contributions, on the date he or she again becomes an Eligible Employee (or the date determined under Section 2.01(b), if later).

2.03 Special Participation Rules. The following rules shall apply where applicable notwithstanding Section 2.01 to the contrary.

(a) Riverside National Bank of Florida. A “Riverside Employee” shall be eligible to commence participation with respect to Salary Deferrals on the later of (I) October 1, 2010 or (II) the first of the month following the individual’s completion of one month of service. For purposes of this Section, “Riverside Employee” means an individual who either –

(i) was employed by Riverside National Bank of Florida (“Riverside”) immediately prior to the acquisition of certain assets and liabilities of Riverside by the Company from the Federal Deposit Insurance Corporation, and becomes an Eligible Employee as a result of such acquisition, or

(ii) commences employment with the Company on the Riverside payroll on or after such acquisition and before October 1, 2010, and becomes an Eligible Employee as a result of commencing such employment.

Each Riverside Employee described in clause (i) above shall, for purposes of crediting Years of Participation Service, Years of Vesting Service and Years of Benefit Service under Section 1.66, be credited with performing his or her first Hour of Service with the Company or an Affiliate on April 17, 2010.

(b) The South Financial Group.

(i) Definitions. As used in this Paragraph (b), the following terms have the meanings indicated.

(A) “Acquisition” means the acquisition of TSFG by the Company on September 30, 2010.

(B) “Payroll Change Date” means July 1, 2011, the first date on which a TSFG Employee is employed on the payroll of a Participating Employer and not on the TSFG payroll.

(C) “TSFG” means The South Financial Group and its subsidiaries.

(D) “TSFG Employee” means an individual who –

(1)	was employed by TSFG immediately prior to the Acquisition, and becomes an Employee as a result of thereof; or

(2)	commences employment with the Company on the TSFG payroll on or after the Acquisition and before the Payroll Change Date and becomes an Employee as a result of commencing such employment; or

(3)

both was employed by TSFG and terminated employment with TSFG prior to the Acquisition; commences employment with the Company or an Affiliate before the first anniversary of his or her termination of employment with TSFG; and becomes an Employee as a result of commencing such employment.

(ii) Service Crediting for Core Contributions. Notwithstanding clause (iii) below or any other provision of the Plan, for purposes of crediting Years of Participation Service, Years of Vesting Service and Years of Benefit Service under Section 1.66 with respect to Core Contributions, a TSFG Employee shall be credited with performing his or her first Hour of Service with the Company or an Affiliate –

(A) on October 1, 2010, if the TSFG Employee becomes an Eligible Employee as a result of the Acquisition; or

(B) on such later date as the TSFG Employee first commences employment with the Company or an Affiliate.

(iii) Service Crediting for Other Purposes. For all other purposes under the Plan except with respect to Core Contributions –

(A) Each TSFG Employee shall be credited under this Plan with his or her years of service that are credited under The South Financial Group, Inc. 401(k) Plan (“TSFG 401(k) Plan”) immediately preceding the Payroll Change Date with respect to such employee; and

(B) A TSFG Employee described in clause (i)(D)(3) above shall be credited under this Plan with service for the period between termination of employment with TSFG before the Acquisition and commencement of employment with the Company or an Affiliate to the same extent as such service would be credited under Section 1.66(a) if such employee had terminated and recommenced employment with the Company or an Affiliate within a one-year period.

(iv) Participation.

(A) A TSFG Employee shall commence participation with respect to Salary Deferrals on the later of (A) his or her Payroll Change Date or (B) the first of the month coinciding with or next following the TSFG Employee’s completion of one month of service.

(B) A TSFG Employee shall commence participation with respect to Matching Contributions on the later of (A) his or her Payroll Change Date or (B) the first of the month coinciding with or next following the TSFG Employee’s completion of one Year of Participation Service, determined in accordance with clause (iii) above.

(C) A TSFG Employee shall commence participation with respect to Core Contributions on the later of (A) his or her Payroll Change Date or (B) the first day of the month coinciding within which he or she both has completed one Year of Participation Service, determined in accordance with clause (ii) above, and attained age twenty-one (21).

(c) Albert Fried & Company, LLC.

(i) Definitions. As used in this Paragraph (c), the following terms have the meanings indicated.

(A) “Acquisition” means the acquisition of AF&Co. by the Company on January 3, 2017.

(B) “Payroll Change Date” means January 1, 2017, the first date on which an AF&Co. Employee is employed on the payroll of a Participating Employer and not on the AF&Co. payroll.

(C) “AF&Co.” means Albert Fried & Company, LLC and its subsidiaries.

(D) “AF&Co. Employee” means an individual who –

(1)	was employed by AF&Co. prior to the Acquisition, and becomes an Employee as a result of thereof; or

(2)	commences employment with the Company on the AF&Co. payroll on or after the Acquisition and before the Payroll Change Date and becomes an Employee as a result of commencing such employment; or

(3)

(I) both was employed by AF&Co. and terminated employment with AF&Co. prior to the Acquisition; (II) commences employment with the Company or an Affiliate before the first anniversary of his or her termination of employment with AF&Co.; and (III) becomes an Employee as a result of commencing such employment.

(ii) Service Crediting for Core Contributions. Notwithstanding clause (iii) below or any other provision of the Plan, for purposes of crediting Years of Participation Service, Years of Vesting Service and Years of Benefit Service under Section 1.66 with respect to Core Contributions, an AF&Co. Employee shall be credited with performing his or her first Hour of Service with the Company or an Affiliate –

(A) on January 1, 2017, if the AF&Co. Employee becomes an Eligible Employee as a result of the Acquisition; or

(B) on such later date as the AF&Co. Employee first commences employment with the Company or an Affiliate.

(iii) Service Crediting for Other Purposes. For all other purposes under the Plan except with respect to Core Contributions –

(A) Each AF&Co. Employee shall be credited under this Plan with his or her years of service that are credited under the Albert Fried & Company, LLC 401(k) Plan (“AF&Co. 401(k) Plan”) immediately preceding the Payroll Change Date with respect to such employee; and

(B) An AF&Co. Employee described in clause (i)(D)(3) above shall be credited under this Plan with service for the period between termination of employment with AF&Co. before the Acquisition and commencement of employment with the Company or an Affiliate to the same extent as such service would be credited under Section 1.66(a) if such employee had terminated and recommenced employment with the Company or an Affiliate within a one-year period.

(iv) Participation.

(A) An AF&Co. Employee shall commence participation with respect to Salary Deferrals on the later of (A) his or her Payroll Change Date or (B) the first of the month coinciding with or next following the AF&Co. Employee’s completion of one month of service.

(B) An AF&Co. Employee shall commence participation with respect to Matching Contributions on the later of (A) his or her Payroll Change Date or (B) the first of the month coinciding with or next following the AF&Co. Employee’s completion of one Year of Participation Service, determined in accordance with clause (iii) above.

(C) An AF&Co. Employee shall commence participation with respect to Core Contributions on the later of (A) his or her Payroll Change Date or (B) the first day of the month coinciding within which he or she both has completed one Year of Participation Service, determined in accordance with clause (ii) above, and attained age twenty-one (21).

ARTICLE III. Participant Contributions

3.01 Salary Deferrals. A Participant may elect, subject to the right of the Plan Administrator to establish uniform and nondiscriminatory rules and, from time to time, to modify or change such rules governing the manner and methods by which Salary Deferrals shall be made, to reduce his or her current Earnings by a deferral percentage, which amount the Company shall then contribute to the Trust for allocation to the Participant’s Salary Deferral Contribution Account in accordance with the following provisions:

(a) A Participant may elect to defer between one percent (1%) and fifty percent (50%) of his or her Earnings while a Participant, in increments of one percent (1%).

(b) A Participant may direct the Plan Administrator to cease Salary Deferrals as soon as practicable after written notice to such effect has been delivered by such Participant to the Plan Administrator. If a Participant ceases to make Salary Deferrals, such Participant may resume participation at any time thereafter by filing a Participation Agreement with the Plan Administrator.

(c) A Participant may increase or decrease the amount of his or her Salary Deferrals during the Plan Year. A request for change shall be effective as soon as practicable following receipt by the Plan Administrator of such request.

(d) The Plan Administrator may reduce or discontinue, as necessary, future Salary Deferrals to some or all of the Participants who are Highly Compensated Employees for the Plan Year in order to maintain the qualified status of the Plan or to avoid subjecting the Highly Compensated Employees to Federal income tax with respect to such Salary Deferrals. The amount by which a Participant’s Salary Deferrals are reduced or discontinued shall be paid to such Participant in cash.

3.02 Annual Limitation on Salary Deferrals.

(a) Except to the extent permitted under Section 3.07 and Code Section 414(v), the Salary Deferrals that may be allocated to a Participant’s Salary Deferral Contribution Account for any taxable year shall not exceed the dollar limitation contained in Code Section 402(g) in effect for the taxable year, reduced by the amount of any employer contributions for such year on behalf of the Participant pursuant to an election to defer compensation under any qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, any simplified employee pension cash or deferred arrangement within the meaning of Section 402(h)(1)(B) of the Code, any eligible deferred compensation plan under Section 457 of the Code, any plan within the meaning of Section 501(c)(18) of the Code and a salary reduction agreement for the purchase of an annuity contract under Section 403(b) of the Code. For purposes of this Section, any Salary Deferrals returned to a Participant pursuant to Section 5.04 shall be disregarded.

(b) In the event that the limitation of Paragraph (a) is exceeded with respect to any Participant, not later than April 15 of the following calendar year, the Plan Administrator shall distribute the excess deferral (plus any income and minus any loss allocable thereto), provided that the Plan Administrator has received the notice prescribed in Paragraph (c). Excess deferrals shall be adjusted for any income or loss up to the date of distribution; provided, effective for Plan Years beginning after December 31, 2007, the Plan Administrator will not calculate and distribute allocable income for the period after the close of the Plan Year in which the excess deferral occurred and prior to the distribution. The income or loss allocable to excess deferrals shall be determined in the same manner in which income or loss is allocated to the Participants’ Aggregate Accounts under Article V of the Plan.

The amount of excess deferral with respect to a Participant for any calendar year shall be reduced by the amount of any contributions previously distributed to such Participant under this Article for the Plan Year beginning with or within the calendar year.

(c) It shall be the responsibility of the Participant to notify the Plan Administrator of any excess deferral for a calendar year. Such notice shall be in writing; shall specify the amount of the excess deferral; shall state that if the excess deferral is not distributed, such excess shall be includable in the Participant’s gross income under Section 402(g) of the Code; and shall be submitted to the Plan Administrator not later than March 1 of the following calendar year. A Participant shall be deemed to have notified the Plan Administrator of an excess deferral to the extent such Participant has an excess deferral for a calendar year, taking into account only Salary Deferrals under the Plan and any other plans of the Company or its Affiliates subject to Section 402(g) of the Code.

3.03 Time and Form of Salary Deferrals. The Company shall contribute Salary Deferrals to the Trust as of the earliest date on which said contributions can reasonably be segregated from the general assets of the Participant’s Employer; provided in no event shall the date determined pursuant to this provision occur later than the fifteenth (15th) business day of the month following the month in which such contributions would otherwise have been payable to the Participant in cash (the “maximum time period”), unless the Employer extends the maximum time period as provided in 29 C.F.R. Section 2510.3-102(d).

3.04 Limitations on Actual Deferral Percentage. In the event a Participant who is a Highly Compensated Employee (“Highly Compensated Participant”) participates in two or more cash or deferred arrangements (under Section 401(k) of the Code) that have different plan years, for purposes of this Section, all such arrangements ending with or within the same calendar year shall be treated as a single arrangement. For purposes of this Section, this Plan and any other Code Section 401(k) plan maintained by the Company or any of its Affiliates shall be treated as a single plan if such plans are treated as one plan for purposes of Section 401(a)(4) or Section 410(b) of the Code or if a Highly Compensated Employee participates in such other plan. Plans may be aggregated to satisfy Section 401(k) of the Code only if such plans have the same Plan Year.

For purposes of this Section and Code Sections 401(a)(4) and 410(b), the Safe Harbor Deferral Portion of the Plan shall be disaggregated from the Early Participant Deferral Portion of the Plan. Notwithstanding any other provision of the Plan to the contrary, the Safe Harbor Deferral Portion shall be treated as meeting the requirements of Paragraph (a) below with respect to any Plan Year beginning on and after January 1, 2003, for which such portion of the Plan meets the requirements of Code Section 401(k)(12). In the event Section 4.01(a) is amended to reduce or eliminate Matching Contributions during a Plan Year such that the contribution requirements of Code Section 401(k)(12)(B) cease to be satisfied, Paragraph (a) and Section 4.03 shall apply to the Safe Harbor Deferral Portion with respect to the entire Plan Year.

The Actual Deferral Percentage for Highly Compensated Participants for any Plan Year commencing after December 31, 2002, shall not exceed the greater of:

(a) the Actual Deferral Percentage for all other Participants for such Plan Year multiplied by 1.25; or

(b) the lesser of the Actual Deferral Percentage for all other Participants for such Plan Year multiplied by two (2), or the Actual Deferral Percentage for such Participants for such Plan Year plus two percent (2%).

For purposes of this Section, Salary Deferrals and Matching Contributions must be made before the last day of the twelve (12) month period immediately following the Plan Year to which such contributions relate, and any Salary Deferrals returned to a Participant pursuant to Section 5.04 shall be disregarded.

The Company shall maintain records sufficient to demonstrate compliance with this Section and the amount of any Matching Contributions used to satisfy this Section. The determination and treatment of the contributions on behalf of any Participant that are taken into account for purposes of this Section shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

3.05 Restrictions and Adjustments. The Plan Administrator may restrict the deferral percentages elected by Participants if the Plan Administrator determines such restriction is necessary to comply with Section 3.02, Section 3.04, Section 4.03 or Section 5.04.

In the event that the Actual Deferral Percentage of the Highly Compensated Participants for any Plan Year exceeds the limitations prescribed in Paragraph 3.04(a), the Plan Administrator shall, within twelve (12) months after the end of such year (and within two and one half (2 1⁄2) months after the end of such year to avoid the excise tax under Code Section 4979), distribute the Excess Salary Deferrals (plus any income and minus any loss allocable thereto) to such Participants on the basis of the respective portions of the Excess Salary Deferrals attributable to each such Participant and shall designate such distribution as a distribution of Excess Salary Deferrals (plus any income and minus any loss allocable thereto).

Effective January 1, 1997, the amount of any Excess Salary Deferrals of a Highly Compensated Participant shall be determined by reducing contributions on behalf of all such Participants in the order of their respective amounts of Salary Deferrals, beginning with the highest such amount. The amount of Excess Salary Deferrals with respect to a Highly Compensated Participant for any Plan Year shall be reduced by the amount of excess deferrals previously distributed to such Participant under Section 3.02 for the calendar year ending with or within the Plan Year; provided, however, that notwithstanding the distribution of an excess deferral in accordance with Section 3.02 to a Highly Compensated Participant, such distributed amount shall be taken into account under Section 4.03.

Excess Salary Deferrals shall be adjusted for any income or loss up to the date of distribution; provided, effective for Plan Years beginning after December 31, 2007, the Plan Administrator will not calculate and distribute allocable income for the period after the close of the Plan Year in which the Excess Salary Deferral occurred and prior to the distribution. The income or loss allocable to Excess Salary Deferrals shall be determined by the same manner in which income or loss is allocated to Participants’ Aggregate Accounts under Article V of the Plan.

Notwithstanding the foregoing provisions of this Section to the contrary, in lieu of distributing Excess Salary Deferrals (plus any income and minus any loss allocable thereto), the Company may make Qualified Nonelective Contributions to the Plan.

3.06 Notice of Rights and Obligations. No earlier than 90 days and no later than 30 days before the beginning of each Plan Year, the Plan Administrator shall provide each Eligible Employee who meets the participation requirements of Section 2.01(a) with a written notice of his or her rights and obligations under the Plan. Notwithstanding the foregoing to the contrary, with respect to an Eligible Employee who does not receive the notice within the period described in the preceding sentence because he or she becomes eligible to participate in the Plan after the 90th day before the beginning of the Plan Year, the Plan Administrator shall provide such notice during the 90-day period ending on the date such Employee meets the participation requirements of Section 2.01(a). The notice shall meet the content requirement prescribed by the Treasury Regulations.

In the event Section 4.01(a) is amended to reduce or eliminate Matching Contributions during a Plan Year, the Plan Administrator shall provide each Eligible Employee who meets the participation requirements of Section 2.01(a) with a supplemental notice that (a) explains the consequences of the amendment, (b) discloses the effective date of the reduction or elimination of Matching Contributions and (c) discloses that he or she has a reasonable opportunity (including a reasonable period) prior to the reduction or elimination of Matching Contributions to change his or her Salary Deferral election.

In lieu of providing any notice described in this Section to an Eligible Employee on a written paper document, the Plan Administrator may provide such notice through an electronic medium that is reasonably accessible to the Eligible Employee and meets the requirements of applicable law.

3.07 Catch-Up Contributions. All Eligible Employees who are eligible to make Salary Deferrals under this Plan and who have attained age fifty (50) before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

3.08 Rollover Contributions. An Eligible Employee who has received an Eligible Rollover Distribution may transfer all or any portion of such distribution (other than the portion of such distribution, if any, consisting of after-tax employee contributions) to the Trust, provided the contribution is made to the Trust not later than the sixtieth (60th) day following the day on which he or she received such distribution. In addition, an Employee who receives a distribution made after December 31, 2011, from an individual retirement account (within the meaning of Section 408(a) of the Code) or individual retirement annuity (within the meaning of Section 408(b) of the Code) may contribute all or a portion of the amount distributed that is eligible to be rolled over and would otherwise be includable in gross income to the Trust, provided the contribution is made to the Trust not later than the sixtieth (60th) day following the day on which he or she received such distribution.

A rollover contribution shall be credited to a Rollover Contributions Account on behalf of the contributing Employee, and such Employee shall have a fully vested and nonforfeitable interest in his or her Rollover Contributions Account.

An Eligible Employee who has made a rollover contribution in accordance with this Section who has not otherwise become a Participant shall become a Participant coincident with such rollover contribution, provided that such Participant shall not have a right to defer Earnings or to share in any Matching Contributions until he or she has otherwise satisfied the eligibility requirements imposed by Article II.

In the case of an Eligible Employee who was employed on October 31, 2001, by MetroWest Bank or Andover Savings Bank, or, effective August 1, 2002, an Eligible Employee who was a participant in the SBERA 401(k) Plan as Adopted by IpswichBank (“IpswichBank Plan”), if the Employee elects a direct rollover to this Plan of his or her vested interest in the SBERA 401(k) Plan as Adopted by MetroWest Bank or the SBERA 401(k) Plan as Adopted by Andover Savings Bank, and his or her vested interest in the applicable plan includes any outstanding loans that are not in default, then he or she may transfer such unpaid loans to this Plan. The promissory note(s) evidencing such loan(s) shall be assigned to this Plan, and the Participant’s obligation thereunder shall be as set forth in Section 8.03.

ARTICLE IV. Company Contributions

4.01 Company Contributions. For each Plan Year, in addition to Salary Deferrals under Section 3.01, the Company shall contribute to the Plan:

(a) Matching Contributions, in the amount required to allocate such contributions to each Participant entitled thereto for the Plan Year at the rate of one dollar ($1.00) for each one dollar ($1.00) of Salary Deferrals made on behalf of the Participant up to three percent (3%) of his or her Earnings while a Participant; plus fifty cents ($0.50) for each one dollar ($1.00) of Salary Deferrals made on his or her behalf in excess of three percent (3%) and not exceeding six percent (6%) of such Earnings while a Participant. Notwithstanding the foregoing, however, no Matching Contribution shall be allocated with respect to any excess deferral under Section 3.02, any Excess Salary Deferral under Section 3.04, or any Salary Deferral that is returned to the Participant pursuant to Section 5.04.

(b) Discretionary Contributions, if any, in such amount as may be determined by the Bank.

(c) The Qualified Nonelective Contributions, if any, to be made on behalf of non-Highly Compensated Employees in an amount that enables the Plan to satisfy the requirements set forth in Section 3.04 or 4.03.

(d) Core Contributions, in the amount required to allocate such contributions to each Participant entitled thereto pursuant to Section 5.02(f).

(e) Transition Contributions, for the Plan Years beginning January 1, 2009, 2010, 2011, 2012, and 2013 only, in the amount required to allocate such contributions to each Participant entitled thereto pursuant to Section 5.02(g).

4.02 Time and Form of Company Contributions.

(a) Matching Contributions, Core Contributions, Transition Contributions and Discretionary Contributions, if any, with respect to any Plan Year shall be paid to the Trust at such time or times as may be determined by the Company, but not later than the date prescribed by law for filing the Company’s federal income tax return for its taxable year which ends with or within such Plan Year, including extensions which have been granted for filing such return. Qualified Nonelective Contributions, if any, with respect to any Plan Year shall be paid to the Trust within twelve (12) months after the end of such Plan Year.

(b) Contributions shall be made in cash or in shares of Stock (including Treasury shares or authorized but unissued shares) to the extent that contributions are to be invested in the TD Bank Stock Fund, as determined by the Bank in its sole discretion. If and to the extent that a contribution is made in shares of Stock, the value of the shares of Stock for purposes of determining the amount of the contribution shall be the Fair Market Value of such shares on the trading day next following the day on which such contributions are delivered to the Trustee.

4.03 Special Rules for Matching Contributions. In the event Section 4.01(a) is amended to reduce or eliminate Matching Contributions during a Plan Year such that the contribution requirements of Code Sections 401(k)(12)(B) and 401(m)(11) cease to be satisfied, Matching Contributions under the Plan shall be required to satisfy the “contribution percentage” test described in Code Section 401(m)(1)-(9) with respect to the entire Plan Year.

4.04 Return of Contributions to the Company. Notwithstanding any other provisions of the Plan to the contrary:

(a) Contributions to the Plan by the Company are contingent upon their deductibility under Section 404 of the Code. To the extent that a deduction for any contribution hereunder is disallowed, such contribution shall, upon the written demand of the Company, be returned to the Company by the Trustee within one year after the date of disallowance, reduced by any net losses of the Trust Fund attributable thereto but not increased by any net earnings of the Trust Fund attributable thereto.

(b) If any contribution to the Plan is made as a result of a mistake of fact, such contribution shall, upon the written demand of the Company, be returned to the Company by the Trustee no later than one (1) year after the payment thereof, reduced by any net losses of the Trust Fund attributable thereto but not increased by any net earnings of the Trust Fund attributable thereto. The portion of any contribution returned to the Company in accordance with this Section that represents Salary Deferrals shall be paid promptly to the Participants on whose behalf such deferrals were made.

4.05 Maximum Contributions. In no event shall the contributions made by the Company for any Plan Year exceed the maximum amount that the Company is permitted to deduct for federal income tax purposes or cause the Annual Addition (as defined in Section 5.04) for any Participant to exceed the amount permitted under the Plan.

ARTICLE V. Allocations

5.01 Suspense Accounts. All contributions and net income (or net loss) of the Trust Fund shall be held in a suspense account until allocated to Participants’ Aggregate Accounts under this Article.

5.02 Allocation of Contributions.

(a) Salary Deferrals shall be allocated to each Participant’s Salary Deferral Contribution Account in an amount equal to each such Participant’s designated percentage of deferred Earnings effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

(b) Matching Contributions shall be allocated to each Participant’s Matching Contribution Account in the amount determined under Section 4.01(a) effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

(c) Discretionary Contributions shall be allocated to the Discretionary Contributions Account of each Eligible Employee in the same proportion that his or her Earnings while a Participant for the applicable Plan Year bear to the total Earnings while a Participant of all Eligible Employees who are eligible to participate in allocations of Discretionary Contributions under Section 2.01(b) for such Plan Year effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

(d) Qualified Nonelective Contributions shall be allocated to the Salary Deferral Contribution Account of each Participant who is a non-Highly Compensated Employee in the same proportion that his or her Earnings while a Participant for the applicable Plan Year bear to the total Earnings while a Participant of all Participants who are non-Highly Compensated Employees for such Plan Year effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

(e) Rollover Contributions made by a Participant under Section 3.08 shall be allocated to his or her Rollover Contribution Account as of the Valuation Date next following the receipt of such contribution by the Trustee.

(f) Core Contributions for a Plan Year shall be allocated to each Participant eligible therefor under Section 2.01(b)(ii) who (i) has completed one Year of Benefit Service during such year, and (ii) either (A) is employed by a Participating Employer on the last day of such year or (B) is employed by a Participating Employer for some portion of such year and is employed by a non-participating member of TD Bank Group on the last day of such year.

Core Contributions shall be allocated at the rate indicated below. For this purpose –

(i) Each Participant’s (A) age and (B) Years of Vesting Service shall be determined in whole years as of the first day of such year; and

(ii) Each Participant’s Earnings taken into account for a Plan Year shall include his or her “Eligible Employee Earnings” for that year. “Eligible Employee Earnings” means, for Plan Years beginning on or after January 1, 2011, only Earnings during periods after the Participant has commenced participation with respect to Core Contributions pursuant to Section 2.01(b)(ii); and for Plan Years beginning before such date, only Earnings during periods of eligible employment under this Plan. Notwithstanding the foregoing, for Plan Years beginning on or after January 1, 2017, the annual Earnings of each Employee taken into account in determining “Eligible Employee Earnings” shall not exceed one hundred fifty thousand dollars ($150,000).

Years of Age + Years of Vesting Service	Allocation Rate (% of Eligible Employee Earnings)
Less than 35	2%
35-44	2.5%
45-54	3%
55-64	4%
65-69	5%
70 or more	6%

Notwithstanding the foregoing table:

(A) If a Participant would be eligible to receive an allocation of Core Contributions but for his or her failure to be employed by a Participating Employer on the last day of the Plan Year, and the Participant is employed by a non-participating member of TD Bank Group on such last day, then the Participant will be entitled to receive an allocation of Core Contributions for such Plan Year. The allocation shall be based on his or her Eligible Employee Earnings for the year, consistent with the allocations made to other eligible Participants.

(B) Effective for the Plan Year ending December 31, 2016 only, the amount of the Core Contribution on behalf of a Grandfathered TDS Participant (as defined below) shall be equal to the greater of (1) the amount determined in the foregoing schedule or, (2) for such a Participant who was a participant in the TD Securities USA Pension Plan on December 31, 2008, (a “Pension Plan Participant”), 3% of Base Salary (as defined below) and for such a Participant who is not a Pension Plan Participant, 6% of Base Salary. As used in this Section 5.02(f)(ii)(B) –

“Base Salary” means the amount of the Employee’s basic salary or remuneration from the Employer without regard to his or her Salary Deferral election and excluding overtime, bonuses, commissions, severance, imputed income from group term life insurance, reimbursed moving expenses that are not taxable to the Employee, non-taxable business expense reimbursements, de minimis payments or awards that are not taxable to the Employee, or amounts paid by third parties such as insured short term disability, long term disability or worker’s compensation payments, and all other forms of extra compensation;

“Grandfathered TDS Participant” means a Participant in this Plan who was a participant in the TD Securities USA 401(k) Plan (“TDS 401(k) Plan”) on December 31, 2015; who was an eligible employee under the TDS 401(k) Plan on January 1, 2009; and whose “total compensation” was less than $100,000 in 2007. For this purpose, “total compensation” means taxable wages as reported in Box 1 of Internal Revenue Service Form W-2, plus any elective deferrals as defined in Code Section 402(g)(3), amounts contributed by the employer at the election of the employee and not includible in the employee’s income by means of Code Section 125, and elective contributions not includible in the employee’s income by means of Code Section 132(f)(4).

(g) Transition Contributions for a Plan Year shall be allocated to each Participant eligible therefor under Section 2.01(b)(iii) who (i) has attained age fifty on or before the first day of such year; (ii) has completed one Year of Benefit Service during such year, and (iii) is employed by a Participating Employer on the last day of such year. Transition Contributions shall be allocated at the rate indicated below, with respect to the Plan Years beginning January 1, 2009, 2010, 2011, 2012, and 2013 only. For this purpose, each Participant’s age shall be determined in whole years as of the first day of such year, and his or her Earnings taken into account shall include only Eligible Employee Earnings.

Years of Age	Allocation Rate (% of Eligible Employee Earnings)
50-54	2%
55-59	4%
60 or more	6%

Notwithstanding the foregoing table, if a Participant would be eligible to receive an allocation of Transition Contributions but for his or her failure to be employed by a Participating Employer on the last day of the Plan Year, and the Participant is employed by a non-participating member of The TD Bank Group on such last day, then the Participant will be entitled to receive an allocation of Transition Contributions for such Plan Year. The allocation shall be based on his or her Eligible Employee Earnings for the year, consistent with the allocations made to other eligible Participants.

5.03 Allocation of Net Income or Loss.

(a) The Trustee shall value the Trust Fund pursuant to the terms of the Trust Agreement.

(b) For purposes of allocations of net income (or net loss) of the Trust Fund, a Participant’s accounts shall be divided into subaccounts to reflect the investment of such accounts under Article VI. As of each Valuation Date, the Plan Administrator shall adjust such accounts of each Participant as follows:

(i) The net income (or net loss) of each Investment Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Participants who had such corresponding subaccounts on the next preceding Valuation Date and each such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any withdrawals or distributions made therefrom since the next preceding Valuation Date.

(ii) Each Participant’s accounts shall continue to receive allocations under this Section so long as there is a balance in such accounts; provided, however, that the value of such accounts as of the next preceding Valuation Date shall be reduced by the amount of any payments made therefrom since the next preceding Valuation Date.

5.04 Limitation on Allocations. Except as otherwise stated herein, this Section shall be effective for Limitation Years beginning on or after July 1, 2007.

(a) For purposes of this Section, the following terms and phrases shall have the meanings specified below:

(i) “Annual Additions” means the sum of the following amounts credited to a Participant’s account for the Limitation Year: employer contributions; Employee contributions (whether mandatory or voluntary); amounts allocated to an individual medical account (as defined in Code Section 415(l)(2)) that is part of a pension or annuity plan maintained by the employer; amounts derived from contributions paid or benefits accrued that are attributable to post-retirement benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3) under a welfare benefit fund (as defined in Code Section 419(e)) maintained by the employer; amounts allocated under a simplified employee pension plan (as defined in Code Section 408(k)(6)); and any other amounts treated as “annual additions” in accordance with Code Section 415(c)(2).

The term “Annual Additions” shall exclude: (A) amounts transferred from another qualified plan; (B) rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8),408(d)(3) and 457(e)(16)); (C) the repayment of Plan loans, cash-out distributions, or distributions of Employee mandatory contributions; (D) catch-up contributions made pursuant to Code Section 414(v); (E) restorative payments for losses due to a breach of fiduciary liability; (F) excess deferrals distributed in accordance with Treasury Regulation Section 1.402(g)-1(e)(2) or (3); (G) the reinvestment of dividends in employer stock under an employee stock ownership plan pursuant to Code Section 404(k)(2)(A)(iii)(II); and (H) any other amounts excluded from “annual additions” in accordance with Code Section 415(c)(2).

(ii) “Excess Amount” means the excess of a Participant’s Annual Additions for a Limitation Year over the Maximum Permissible Amount for such year.

(iii) “Limitation Year” means the Plan Year (calendar year).

(iv) “Maximum Permissible Amount” means, for any Participant for any Limitation Year beginning after December 31, 2001, the lesser of (A) forty thousand dollars ($40,000), as adjusted for increases in the cost-of-living under Code Section 415(d); or (B) one hundred percent (100%) of such Participant’s Section 415 Compensation during such year, except the limitation in this Clause (B) shall not apply to contributions to an individual medical account (as defined in Code Section 415(l)) or to any contribution for medical benefits (within the meaning of Code Section 419A(f)(2)) after a Participant’s separation from service which is otherwise treated as an Annual Addition.

(b) Notwithstanding any provision of the Plan to the contrary, the Annual Additions credited to a Participant’s account for any Limitation Year shall not exceed the Maximum Permissible Amount or any other limitation contained in this Plan. If a contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, then the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year equal the Maximum Permissible Amount. The Plan may determine the Maximum Permissible Amount on the basis of reasonable estimates of Section 415 Compensation for the Limitation Year, provided such estimates are uniformly determined for all Participants. As soon as practicable after the end of each Limitation Year, the Maximum Permissible Amount shall be determined on the basis of actual Section 415 Compensation.

(c) Amounts treated as Annual Additions shall be credited to a Participant’s account for any Limitation Year in accordance with the general and special timing rules set forth in the Treasury Regulations under Code Section 415.

(d) For purposes of the limitations of this Section, all qualified defined contribution plans (whether or not terminated) ever maintained by the employer or a predecessor employer shall be treated as a single defined contribution plan.

(i) If a Participant is covered under another qualified defined contribution plan, welfare benefit fund (as defined in Code Section 419(e)), individual medical account (as defined in Code Section 415(l)), or simplified employee pension (as defined in Code 408(k)) (together, “other plans and funds”) maintained by the employer, then the Maximum Permissible Amount shall be reduced by the sum of the Annual Additions credited to the Participant’s accounts under the other plans and funds for the Limitation Year.

(ii) If the Annual Additions credited to a Participant’s accounts under the other plans and funds are less than the Maximum Permissible Amount and the contribution to be made or allocated to the Participant’s account under this Plan would cause the aggregate Annual Additions for a Limitation Year to exceed the Maximum Permissible Amount, then the amount contributed or allocated under this Plan shall be reduced so that the Annual Addition for all of the plans and funds will equal the Maximum Permissible Amount.

(iii) If the Annual Additions with respect to the Participant under such other plans and funds in the aggregate are equal to or greater than the Maximum Permissible Amount, then no amount will be contributed or allocated to the Participant’s account under this Plan for the Limitation Year.

(iv) If the Participant is covered by another plan or fund and the aggregate Annual Additions would result in an Excess Amount, then the Excess Amount shall be deemed to consist of the Annual Addition last allocated, except that Annual Additions attributable to a simplified employee pension will be deemed to have been allocated first, followed by Annual Additions to a welfare benefit fund or individual medical account, regardless of the actual allocation date.

(v) If an Excess Amount was allocated to a Participant on an allocation date of this Plan that coincides with an allocation date of another defined contribution plan, then the Excess Amount attributed to this Plan will be the product of (A) the total Excess Amount allocated as of such date, multiplied by (B) a fraction, the numerator of which is the Annual Additions allocated to the Participant’s account for the Limitation Year as of such date under this Plan and the denominator of which is the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this Plan and all other defined contribution plans.

(vi) Any Excess Amount under this Plan shall be disposed of in accordance with Paragraph (e) below.

(e) If the Annual Additions allocated to a Participant’s account for any Limitation Year exceed the Maximum Permissible Amount due to (A) the allocation of forfeitures or (B) a reasonable error in estimating a Participant’s Section 415 Compensation or determining the amount of permissible elective deferrals (or such other error the Commissioner of the Internal Revenue Service finds will justify application of the rules set forth below), the following rules shall apply to reduce the Excess Amount, and the Excess Amount shall not be treated as an Annual Addition for such Limitation Year, but only if the Plan is eligible for the Self-Correction Program under Part IV of Revenue Procedure 2019-19 (or any superseding guidance).

(i) Any nondeductible voluntary employee contributions (plus attributable earnings), to the extent they will reduce the Excess Amount, shall be distributed to the Participant.

(ii) If after the application of clause (i) an Excess Amount still exists, then any elective deferrals (plus attributable earnings), to the extent they will reduce the Excess Amount, shall be distributed to the Participant.

(iii) If after the application of clause (ii) an Excess Amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, then the Excess Amount shall be used to reduce the employer contribution (including any allocation of forfeitures) for such Participant in the next Limitation Year, and, if necessary, each succeeding Limitation Year.

(iv) If after the application of clause (iii) an Excess Amount still exists, and the Participant is not covered by the Plan at the end of the Limitation Year, then the Excess Amount shall be held unallocated in a suspense account. The suspense account shall be used to reduce future employer contributions for all remaining Participants in the next Limitation Year, and, if necessary, each succeeding Limitation Year.

A suspense account that is in existence at any time during a Limitation Year pursuant to this Section shall not participate in the allocation of investment gains or losses. If a suspense account is in existence for any Limitation Year, then all amounts in the suspense account must be allocated and reallocated to the Participants’ accounts before any employer or Employee contributions may be made to the Plan for that Limitation Year, and Excess Amounts may not be distributed to Participants or former Participants.

ARTICLE VI. Investment Of Contributions In General

6.01 Investment Funds. Effective March 1, 2005, the Trustee shall establish a TD Bank Stock Fund, in accordance with Section 7.01, and one or more other Investment Funds, as the Bank shall from time to time direct in accordance with Section 12.01. All interest, dividends and other income received with respect to, and any proceeds realized from the sale or other disposition of, assets held in any Investment Fund shall be credited to and reinvested in such Investment Fund.

6.02 Investment of Contributions.

(a) On and after January 1, 2004, each Participant may direct that contributions made on his or her behalf shall be invested in any one or more of the Investment Funds. An investment direction shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator.

A Participant’s investment direction, if received by the Plan Administrator prior to the date he or she commences participation, shall be effective as of said date. If a Participant does not make an investment direction or an investment direction is not received by the Plan Administrator before the Participant commences participation, contributions on behalf of such Participant shall be invested in the qualified (or other) default investment alternative under the Plan. An investment direction received by the Plan Administrator after the date a Participant commences participation shall be effective as soon as practicable following receipt by the Plan Administrator (or by the person or persons specified by the Plan Administrator).

(b) A Participant may modify an investment direction to have future contributions on his or her behalf invested in the Investment Funds in proportions other than those previously elected, by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator. A modification shall be effective as soon as practicable following receipt by the Plan Administrator (or by the person or persons specified by the Plan Administrator).

(c) A Participant may elect to reinvest all or a portion of the balance credited to one or more of his or her accounts in any one or more of the Investment Funds. An election to reinvest shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator, and shall be effective as soon as practicable after receipt by the Plan Administrator (or by the person or persons specified by the Plan Administrator).

(d) Notwithstanding the preceding provisions of this Section to the contrary, effective January 1, 2014, a Participant’s investment directions with respect to future contributions and the reinvestment of all or a portion of his or her Aggregate Account shall be subject to the limitations on investment in the TD Bank Stock Fund under Section 7.08.

6.03 Right to Diversify. This Section is effective for Plan Years beginning after December 31, 2006.

(a) If any portion of the Aggregate Account of a Participant (including, for purposes of this Section, a Beneficiary entitled to exercise the rights of a Participant) is invested in publicly-traded Employer securities, the Participant may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Paragraph (b) below.

(b) For purposes this Section, other investment options will include not fewer than three investment options, other than Employer securities, to which the Participant may direct the proceeds of divestment of Employer securities required by Paragraph (a), each of which options is diversified and has materially different risk and return characteristics. The Plan will provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in Regulations, the Plan will not impose restrictions or conditions on investment of Employer securities which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance.

6.04 Valuation of Investment Funds. As of each Valuation Date, the Trust Fund, and each of the Investment Funds comprising the Trust Fund, shall be valued on the basis of its current fair market value. For purposes of allocating accruals pursuant to Section 5.03, the Trust Fund and each of the Investment Funds of the Trust Fund shall be valued as of a Valuation Date as if each contribution to, reallocation to, reallocation out of, or benefit payment out of the Trust Fund made after the last preceding Valuation Date had been made immediately following the valuation of the Trust Fund then being made.

ARTICLE VII. TD Bank Stock Fund

7.01 Stock Fund. The TD Bank Stock Fund shall consist of all amounts held by the Plan that are invested in TD Bank Stock. The Trustee shall invest the TD Bank Stock Fund as directed by the Plan Administrator, which direction shall be in accordance with the Plan and Trust Agreement and the applicable provisions of the Code and ERISA.

7.02 Purchase of Stock.

(a) Whenever required by the Participants’ investment directions under Article VI, or as directed by the Plan Administrator, the Trustee shall purchase shares of Stock pursuant to the Trust Agreement. If so directed by the Plan Administrator, the Trustee may purchase any such shares from The Toronto-Dominion Bank (which may either be treasury shares or authorized but unissued shares). If shares of Stock are acquired by the Plan other than on an exchange or other national market system, such shares shall be purchased at prices that do not exceed Fair Market Value.

(b) Notwithstanding any other provision of this Section, the Trustee shall not purchase shares of Stock during any period in which such purchase is, in the opinion of counsel for the Company or the Plan Administrator, restricted by any law or regulation applicable thereto. During such period, amounts that would otherwise be invested in shares of Stock shall be invested in such other assets as the Plan Administrator may determine, or the Trustee may hold such amounts uninvested pending the designated investment.

7.03 Custody and Voting of Stock.

(a) All shares of Stock acquired by the Trustee shall be held in the possession of the Trustee or its designee until disposed of pursuant to provisions of the Plan. Such shares may be registered in the name of the Trustee or its nominee.

(b) Each Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) shall have the right, to the extent of shares of Stock allocated to the Participant’s Aggregate Account, to direct the Trustee in writing as to the manner in which to vote with respect to such shares of Stock. Before each annual or special meeting of the shareholders of The Toronto-Dominion Bank, the Plan Administrator shall cause to be sent to each Participant a copy of the proxy solicitation material for the meeting, together with a form requesting confidential instructions to the Trustee as to the voting of the affected shares of Stock allocated to each Participant’s Aggregate Account, whether or not vested. The Trustee, itself or by proxy, shall vote the shares of Stock in such Aggregate Account in accordance with the terms of the Trust Agreement.

7.04 Dividends on Stock.

(a) Any stock dividends received with respect to Stock must be credited pro rata to the Participant accounts to which the corresponding shares of Stock on which the stock dividends are received are allocated as of the record date for which the stock dividends are declared.

(b) Any cash dividends received on shares of Stock allocated to Participant accounts as of the record date on which the dividends are declared shall be allocated to the accounts of the Participants to whose accounts those shares of Stock are allocated as of the record date for which such cash dividends are declared. Any cash dividends received on shares of Stock not allocated to Participant accounts as of the record date for which the dividends are declared shall be included in the computation of net income (or loss) of the Trust Fund and allocated as set forth in Section 5.03.

7.05 Stock Splits and Other Capital Reorganizations. Except to the extent necessary to restore forfeitures, any shares of Stock received as a result of a Stock split, reorganization or other recapitalization of The Toronto-Dominion Bank shall be allocated in the same manner as the shares of Stock to which any proceeds in such transaction are attributable.

7.06 Tender of Stock.

(a) Each Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) shall have the right, to the extent of shares of Stock allocated to the Participant’s Aggregate Account, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to Stock. The Plan Administrator shall utilize its best efforts to timely distribute or cause to be distributed to each Participant such information as will be distributed to shareholders of the Bank in connection with any such tender or exchange offer. The Trustee shall respond to the tender or exchange offer with respect to the shares of Stock in each Participant’s Aggregate Account in accordance with the terms of the Trust Agreement.

(b) Any decision by a Participant to tender (or not tender) or to exchange (or not exchange) under Paragraph (a) of this Section and any direction made by a Participant under Paragraph (b) of this Section shall constitute an exercise of control by the Participant over the assets credited to his or her Aggregate Account within the meaning of Section 404(c) of ERISA. Each Participant who so exercises such control shall, by such exercise, release and agree, on the Participant’s own behalf and on behalf of the Participant’s Beneficiary, to indemnify and hold harmless the Trustee, the Company and its Affiliates and the Plan Administrator from and against any claim, demand, loss, liability, cost or expense (including reasonable attorney’s fees) caused by or arising out of such exercise, including without limitation any diminution in value or losses incurred from such exercise.

7.07 Special Restrictions on Insiders. Notwithstanding any other provision of the Plan to the contrary, each transaction involving shares of Stock allocated to the Aggregate Account of an Insider (including any investment or reinvestment election under the Plan) shall comply with all applicable requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended, the regulations thereunder, and any successor thereto. The Committee shall be responsible for developing administrative rules to carry out this provision.

7.08 Limitation on Stock Investment. Effective on and after January 1, 2014, a Participant’s investment directions and reinvestment directions under Section 6.02 with respect to the TD Bank Stock Fund shall be subject to the following limitations:

(a) No more than 20 percent of any contributions made by or on behalf of the Participant may be invested in the TD Bank Stock Fund.

(b) No portion of the Participant’s Aggregate Account may be reinvested in the TD Bank Stock Fund if 20 percent or more of the value of the Aggregate Account is invested in the TD Bank Stock Fund.

(c) No portion of the Participant’s Aggregate Account may be reinvested in the TD Bank Stock Fund to the extent that such reinvestment would cause more than 20 percent of the value of the Aggregate Account to be invested in the TD Bank Stock Fund.

Any attempted investment direction or reinvestment direction that does not satisfy the foregoing 20 percent limitations shall be null and void; provided, if a Participant’s investment direction for future contributions in effect on January 1, 2014, does not satisfy the limitation of subsection (a) the amount that cannot be contributed to the TD Bank Stock Fund shall be contributed to the qualified default investment alternative designated under the Plan. For purposes of determining the limitations under subsections (b) and (c), the percent of a Participant’s Aggregate Account that is or would be invested in the TD Bank Stock Fund shall be determined with reference to the fair market value of the Participant’s Aggregate Account as of the most recent Valuation Date for which valuation data has been received by the Plan Administrator.

ARTICLE VIII. Withdrawals And Loans

8.01 In-Service Withdrawals. Effective January 1, 2016, a Participant may withdraw all or a part of the Vested Interest in his or her Aggregate Account, prior to termination of employment with the Company and all Affiliates, at or after attaining age fifty-nine and one half (59 1⁄2). Notwithstanding the preceding sentence, the Participant may withdraw all or any part of his or her Vested Interest attributable to Rollover Contributions at any time. The Plan Administrator shall establish reasonable procedures for handling withdrawal requests under this Section.

8.02 Hardship Withdrawals. The Plan Administrator may direct the Trustee to make a hardship withdrawal distribution to a Participant from the accounts designated by the Participant, excluding (1) effective January 1, 2003, the Participant’s Safe Harbor Matching Contributions Account; and (2) effective January 1, 2009, the Participant’s Core Contribution and Transition Contribution Accounts, subject to the following:

(a) Each request for a hardship withdrawal shall be made by such written, telephonic or electronic means as may be prescribed by the Plan Administrator. The request shall specify the reason for such withdrawal and shall include such other information and documentation as the Plan Administrator may request.

(b) A hardship withdrawal may be made only in cash and may not exceed the Participant’s Vested Interest in the eligible portion of his or her Aggregate Account.

(c) A hardship withdrawal shall be permitted only if the distribution is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(i) A financial need may qualify as immediate and heavy without regard to whether such need was foreseeable or voluntarily incurred by the Participant. The following shall be deemed immediate and heavy financial needs:

(A) Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether expenses exceed 10% of adjusted gross income);

(B) Costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(C) Payment of tuition, related educational fees and room and board expenses for the next twelve (12) months of post-secondary education for the Participant, his or her spouse or dependent (within the meaning of Section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D) Payment to prevent eviction of the Participant from his or her principal residence or foreclosure on the mortgage on the Participant’s principal residence;

(E) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child or dependent (within the meaning of Section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B) of the Code);

(F) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income, and without regard to Code Section 165(h)(5) for hardship distributions made on or after January 1, 2020);

(G) Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (“FEMA”) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, provided that the Participant’s principal residence or principal place of employment at the time of the disaster is located in an area designated by FEMA for individual assistance with respect to the disaster; and

(H) Any other financial need deemed to be immediate and heavy by the Commissioner of Internal Revenue as set forth in a Treasury regulation, revenue ruling, notice, or other document of general applicability.

Beginning as of August 17, 2006, an immediate and heavy financial need of the Participant includes an immediate and heavy financial need of the Participant’s primary Beneficiary under the Plan, if such need would constitute a hardship event if it occurred with respect to the Participant’s spouse or dependent as defined under Code Section 152 (such hardship events being limited to certain medical expenses pursuant to clause (A), educational expenses pursuant to clause (C), and funeral expenses pursuant to clause (E)). For this purpose, a Participant’s “primary Beneficiary under the Plan” is an individual who is named as a Beneficiary under the Plan and has an unconditional right to all or a portion of the Participant’s Aggregate Account balance under the Plan upon the Participant’s death.

The above list of deemed immediate and heavy financial needs shall be exclusive, and no other needs may qualify as immediate and heavy financial needs.

(ii) A distribution shall be treated as necessary to satisfy an immediate and heavy financial need of the Participant only if each of the following requirements is satisfied:

(A) The amount of such distribution does not exceed the amount required to relieve the financial need (including the amount of any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(B) For distributions made on or after January 1, 2020, the Participant has obtained all other currently available distributions (including distributions of ESOP dividends under Code Section 404(k) but excluding hardship distributions) under the Plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Company or an Affiliate;

(C) For distributions made on or after January 1, 2020, the Participant has provided to the Plan Administrator a representation in writing (including by using an electronic medium as defined in Treasury Regulation §1.401(a)-21(e)(3)), or in such other form as may be prescribed by the Commissioner of the Internal Revenue Service, that he or she has insufficient cash or other liquid assets reasonably available to satisfy the need; and

(D) The Plan Administrator may reasonably rely (unless the Plan Administrator has actual knowledge to the contrary) on the Participant’s written representations.

(iii) The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

(d) A request for a hardship distribution shall be treated as a claim for benefits under the Plan. A hardship withdrawal shall be made as soon as practicable following approval of the request by the Plan Administrator.

(e) The Plan Administrator may from time to time establish rules governing withdrawals. Such rules shall be applied on a uniform and nondiscriminatory basis.

(f) Hardship withdrawal distributions made prior to January 1, 2020, must exclude investment earnings allocated to the Participant’s Salary Deferral Contribution Account (or to the comparable portion of his or her Predecessor Plan Account, as determined under the applicable Schedule) after December 31, 1988. Notwithstanding the foregoing, hardship withdrawal distributions shall also be made available from a Participant’s Core Contribution Account and Transition Contribution Account for the period beginning October 17, 2016 and ending December 17, 2016, excluding investment earnings allocated to such accounts, provided that the amount of the hardship withdrawal distribution does not exceed a Participant’s Vested Interest.

(g) For hardship withdrawal distributions made prior to January 1, 2020 to be treated as necessary to satisfy an immediate and heavy financial need of the Participant the need cannot be relieved through reimbursement or compensation by insurance or otherwise; by reasonable liquidation of the Participant’s assets; by cessation of Salary Deferrals under the Plan; or by other distributions or nontaxable (at the time of the loan) loans from plans maintained by any present or former employer of the Participant or from commercial lenders. For this purpose, a Participant’s resources shall be deemed to include those assets of his or her spouse and minor children that are reasonably available to the Participant.

8.03 Loans. The Plan Administrator may, upon the request of a Participant or Beneficiary who is a “party in interest” as defined in Section 3(14) of ERISA, direct the Trustee to make a loan to such Participant or Beneficiary from the Participant’s Salary Deferral Contribution Account, Matching Contribution Account (excluding amounts attributable to Financed Shares under any currently outstanding Acquisition Loan), and Rollover Contribution Account, if any, subject to the following:

(a) The amount of each loan shall be determined with reference to the fair market value of the Participant’s Aggregate Account as of the most recent Valuation Date for which valuation data has been received by the Plan Administrator.

(b) Any loan made on or after January 1, 1987, when added to the balance of all other outstanding loans with respect to a Participant’s Aggregate Account, shall not exceed the lesser of:

(i) Fifty thousand dollars ($50,000), reduced by the excess, if any, of the Participant’s highest outstanding loan balance under the Plan for the one (1) year period ending on the day before such loan is made, over the Participant’s loan balance under the Plan on the day such loan is made, or

(ii) Fifty percent (50%) of the nonforfeitable portion of the Participant’s Aggregate Account; or

(iii) The sum of the Participant’s Salary Deferral Contribution Account, the nonforfeitable portion of his or her Matching Contribution Account, and his or her Rollover Contribution Account.

The total unpaid balance of all loans (including accrued but unpaid interest) made with respect to a Participant’s Aggregate Account under the Plan and all other qualified plans maintained by his or her Employer shall not exceed the maximum amount permitted under Section 72(p) of the Code.

(c) Effective January 1, 1998, no loan shall be made in an amount less than one thousand dollars ($1,000), nor shall a loan be made if a Participant has any other loan outstanding with respect to his or her Aggregate Account under the Plan.

(d) Each loan shall be evidenced by a promissory note bearing a reasonable rate of interest as determined by the Plan Administrator, taking into consideration interest rates currently being charged by commercial lenders for loans made under similar circumstances, and shall be adequately secured in such manner as the Plan Administrator may determine. Collateral for a loan may consist of an assignment of not more than fifty percent (50%) of a Participant’s Vested Interest in his or her Aggregate Account, provided such collateral adequately secures repayment of the loan. In the event of a default on a loan, the Plan Administrator shall, after giving the Participant or Beneficiary written notice of the default and an opportunity to cure the default, in accordance with the terms and conditions of such loan, foreclose upon the collateral to the extent necessary to satisfy the Participant’s obligation. If the collateral for such loan is the Participant’s interest in his or her Aggregate Account, such foreclosure may not occur prior to the Participant’s termination of employment.

(e) Each loan shall be made for such term and, subject to the foregoing, upon such terms and conditions as the Plan Administrator shall determine; provided that substantially level amortization, with payments not less frequently than quarterly, shall be required over the term of any loan; and further provided that the term shall not exceed five (5) years unless the loan is used to acquire a principal residence for the Participant, in which case the term shall not exceed fifteen (15) years.

(f) Each loan to a Participant or Beneficiary shall be treated and accounted for as an investment of such Participant’s Aggregate Account, and loans shall be charged against the Investment Funds in which the Participant’s Aggregate Account is invested as of the date such loan is made. Amounts of principal and interest paid on any loan shall be transferred to the Investment Funds in accordance with the Participant’s investment direction in effect at the time of payment.

(g) No distribution (other than a deemed distribution under Section 72(p) of the Code or a distribution pursuant to Section 10.05 that includes a direct rollover of a promissory note evidencing an outstanding loan to the eligible retirement plan of a purchasing employer (within the meaning of Section 10.05(a)) shall be made to any Participant or Former Participant or to a Beneficiary of any Participant until all unpaid loans with respect to the Participant’s Aggregate Account, including accrued interest thereon, have been paid in full. In the event a Participant or Beneficiary becomes entitled to a distribution of his or her Aggregate Account under the Plan, and at the time of such distribution there remain outstanding any unpaid loans with respect to his or her Aggregate Account, then

(i) such unpaid loan shall be treated as due and payable immediately as of the date distribution is made or commences;

(ii) the Aggregate Account of the Participant or Beneficiary shall be reduced prior to any such distribution by the amount of the principal and accrued interest outstanding on such loan;

(iii) the loan shall be deemed to be paid in full as of the date the distribution is made or commences; and

(iv) such Participant or Beneficiary shall be treated as receiving or commencing to receive a distribution of his or her entire Aggregate Account.

(h) The Plan Administrator shall suspend the obligation to repay any loan made to a Participant pursuant to this Section for any period during which such Participant is performing service in the uniformed services (within the meaning of the Uniformed Services Employment and Reemployment Rights Act), and such suspension shall not be taken into account for purposes of Sections 72(p), 401(a), or 4975(d)(1) of the Code.

(i) The Plan Administrator shall follow a uniform and nondiscriminatory policy in making loans to assure that loans are available to all Participants and Beneficiaries who are “parties in interest” on a reasonably equivalent basis as required under 29 C.F.R. Section 2550.408b-1 and to further assure that the Plan meets the requirements of Section 401(a)(4) of the Code.

(j) The Plan Administrator shall establish, in writing, administrative procedures to carry out the provisions of this Section. A request for a loan shall be made by such written, telephonic or electronic means as may be prescribed by the Plan Administrator.

(k) The provisions of this Section shall be applicable to loans granted or renewed under the Plan on or after January 1, 1998, and loans granted or renewed prior to such date shall be governed by the provisions of the Plan as in effect on the date of such grant or renewal; provided that, with respect to a Predecessor Plan Account, the provisions of this Section shall be applicable to loans granted or renewed after the Plan Affiliation Date, if later.

(l) Notwithstanding the foregoing, loans shall also be made available from (1) a Participant’s Core Contribution Account and Transition Contribution Account for the period beginning November 8, 2012 and ending February 1, 2013; (2) for the period beginning February 18, 2010 and ending August 2, 2011; (3) for the period beginning October 27, 2015 and ending December 31, 2015; and (4) for the period beginning October 17, 2016 and ending December 17, 2016.

ARTICLE IX. Vesting

9.01 Active Participants On and After January 1, 2001. Each Participant who is an Eligible Employee on or after January 1, 2001 shall have a fully vested and nonforfeitable interest in all amounts credited to his or her Aggregate Account before January 1, 2009. With respect to amounts credited on or after January 1, 2009:

(a) The Participant shall have a fully vested and nonforfeitable interest at all times in all amounts credited to his or her Aggregate Account, excluding amounts credited to his or her Core Contribution and Transition Contribution Accounts.

(b) If the Participant has a termination of employment on or after attainment of Normal Retirement Age, or on account of Disability or death, then all amounts credited to his or her Core Contribution and Transition Contribution Accounts shall be fully vested and nonforfeitable. For purposes of the preceding sentence, effective with respect to deaths occurring on or after January 1, 2007, a Participant who dies while performing qualified military service (as defined in Code Section 414(u)) shall be treated as having resumed and then terminated employment with his or her Employer on account of death. If the Participant has a termination of employment for any other reason, the vested percentage of his or her Core Contribution and Transition Contribution Accounts shall be determined as follows:

Years of Service (for vesting purposes)	Nonforfeitable Interest
Less than 3	0%
3 or more	100%

9.02 Terminated Participants. Each Participant who terminated employment with the Company and all Affiliates before January 1, 2001 and is not an Employee at any time after December 31, 2000, shall have a fully vested and nonforfeitable interest in all amounts credited to his or her Salary Deferral Contribution Account and Rollover Contribution Account. If the Participant terminated employment on or after attainment of Normal Retirement Age, or an account of Disability, or death, then all amounts credited to his or her Aggregate Account shall be nonforfeitable. If the Participant terminated employment for any other reason, the vested percentage of his or her Company Contribution accounts shall be determined as follows:

Years of Service	Nonforfeitable Interest
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

If the Participant is subsequently reemployed by the Company on or after January 1, 2001, then the Participant’s nonforfeitable interest in his or her Aggregate Account on or after the reemployment date shall be determined in accordance with Section 9.01.

9.03 Forfeitures. If a Participant has a termination of employment, any non-vested portion of his or her Aggregate Account shall be forfeited as of the earliest of –

(a) Distribution to the Participant of the vested portion of his or her Aggregate Account, including a constructive distribution pursuant to Section 10.05(b); and

(b) The last day of the Plan Year in which the Participant has his or her fifth consecutive one-year Break in Service (determined with reference to Years of Vesting Service and Hours of Service);

If a terminated Participant again becomes an Employee before incurring five (5) consecutive one-year Breaks in Service, the Employer shall restore the dollar amount of any forfeited portion of the Participant’s Aggregate Account, unadjusted for any gains or losses which occurred during his or her Breaks in Service, provided that he or she repays the full amount of any distribution of the vested portion of his or her Aggregate Account within five (5) years of the date of rehire.

ARTICLE X. Benefits and Distributions

10.01 Normal Retirement Benefit. A Participant shall be entitled to receive his or her Vested Interest in one or more of the forms of payment provided under Section 10.05(a) upon attaining Normal Retirement Age. If the Participant remains employed with the Company past Normal Retirement Age, he or she shall be entitled to continue active participation in the Plan, and no distribution shall be made hereunder prior to a request for retirement benefits by such Participant unless a distribution is required under Section 10.05(d).

10.02 Disability Benefit. A Participant shall be entitled to receive his or her Vested Interest in or more of the forms of payment provided under Section 10.05(a) upon suffering a Disability prior to attaining Normal Retirement Age.

10.03 Benefit on Termination of Employment. A Participant shall be entitled to receive his or her Vested Interest in one or more of the forms of payment provided under Section 10.05(a) upon his or her termination of employment prior to Normal Retirement Age for any reason other than Disability or death.

10.04 Death Benefit. In the event of a Participant’s death, the remaining Vested Interest of such Participant, reduced by any security interest held by the Plan by reason of a loan outstanding to such Participant, shall be paid to the Participant’s designated Beneficiary as provided under Section 10.06. If there is no designated Beneficiary who survives the Participant, such Vested Interest shall be payable (in the following order of preference) to the Participant’s surviving spouse or domestic partner; or, if there is no surviving spouse or domestic partner, to the Participant’s estate; or, if there is no estate under applicable law, to the persons who are entitled to share in the distribution of the deceased’s personal estate under the provisions of applicable law governing the descent of intestate property. For this purpose, the term “domestic partner” means the same-sex or opposite-sex nonspouse partner of the Participant if either–

(a) The relationship between the Participant and his or her partner is recognized under local, state or international law, such as under a law providing domestic partner registration or civil union, whether or not the Participant and his or her partner are residents of such locality, state or country; or

(b) The relationship between the Participant and his or her partner satisfies the requirements of the Company’s Domestic Partner Benefit Policy as then in effect and the Participant, prior to his or her death, or the Participant’s surviving partner has provided the Company with such documentation of the domestic partnership as required by such Policy.

The Plan Administrator may require such proof of death and such evidence of the right of any person to receive payment of the deceased Participant’s remaining Vested Interest as it deems necessary and appropriate.

10.05 Distribution of Benefits to a Participant.

(a) A Participant shall have the right to receive all or a portion of his or her Vested Interest as a Retirement Benefit, Disability Benefit or Benefit on Termination of Employment, as the case may be, as a single lump sum payment in cash. Notwithstanding the preceding sentence a Participant may elect to receive distribution in Stock of all or a portion of the Vested Interest in his or her Salary Deferral Contribution Account, Matching Contribution Account, Discretionary Contribution Account, Rollover Contribution Account, and/or Predecessor Plan Account(s), to the extent such Accounts are invested in Stock on the Annuity Starting Date. If a Participant elects to receive a distribution in Stock, cash must be distributed in lieu of any fractional shares of Stock allocated to the Participant’s accounts that are to be distributed in Stock. The Participant may direct the Committee to issue shares of Stock in the sole name of the distributee or in the joint names of the distributee and his or her spouse, child, or other dependent.

Notwithstanding the preceding paragraph of this Section and Section 8.03(g) to the contrary, if a Participant separates from service with the Company and all Affiliates as a result of a sale of assets or stock by the Company or any Affiliate to an unrelated employer (the “purchasing employer”); the Participant elects to receive distribution of his or her vested Aggregate Account in the form of a direct rollover of a lump sum distribution to an eligible retirement plan maintained by the purchasing employer; and at the time of such distribution there remain outstanding any unpaid loans with respect to his or her Aggregate Account that have not been deemed distributed for purposes of Section 72(p) of the Code, then such unpaid loan(s) shall not be treated as due and payable immediately as of the date such distribution is made. Instead, the promissory note(s) evidencing such loan(s) shall be assigned and transferred to the purchasing employer’s eligible retirement plan as part of the direct rollover; provided that the purchasing employer’s eligible retirement plan contains a provision accepting a direct rollover of an eligible rollover distribution consisting in part of one or more promissory notes evidencing a loan from an eligible employer plan.

(b) Notwithstanding Paragraph (a) to the contrary, effective March 28, 2005, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to commence, his or her Vested Interest shall be distributed in a single lump sum as soon as administratively feasible after his or her termination of employment for any reason. If the value of the Participant’s vested interest in his or her Company Contribution accounts upon terminating employment is zero dollars ($0), such Participant shall be deemed to have received an immediate distribution of such interest.

(c) Any distribution to a Participant except a cash-out distribution under Paragraph (b) shall require such Participant’s written consent if such distribution commences prior to Normal Retirement Age. With regard to such consent, effective January 1, 1997:

(i) The Participant shall receive the written notice described in Treasury Regulation § 1.411(a)-11(c)(2)(i), including notice of his or her right to defer payment of benefits under this Article and, effective January 1, 2007, of the consequences of failing to defer receipt of the distribution, no less than thirty days (30) and no more than one hundred eighty (180) days (ninety (90) days before January 1, 2007) before the date on which such distribution is paid or commences to be paid. For notices issued before the 90th day after the issuance of Treasury Regulations (unless future Revenue Service guidance otherwise requires), the notice will include (A) a description indicating the investment options available under the Plan (including fees) that will be available if the Participant defers distribution; and (B) the portion of the summary plan description that contains any special rules that might affect materially a Participant’s decision to defer.

(ii) Consent of the Participant to the distribution must not be made before the Participant receives the notice and must not be made more than one hundred eighty (180) days (ninety (90) days before January 1, 2007) before the date distribution commences. If a Participant declines or fails to consent, it shall be deemed to be an election to defer payment of such benefits. However, any election to defer payment shall not apply with respect to distributions that are required under Paragraph (d).

(iii) Notwithstanding the foregoing to the contrary, if a Participant, after receiving written notice under Paragraph (c)(i), affirmatively elects a distribution, then the distribution may be paid or may commence to be paid less than thirty (30) days after the date such written explanation was given, provided the Plan Administrator has informed such Participant, in writing, of his or her right to a period of at least thirty (30) days to consider whether to consent to the distribution.

(d) Notwithstanding any other provision of the Plan to the contrary, a Participant’s Vested Interest shall be distributed commencing not later than the required beginning date or shall be distributed, beginning not later than the required beginning date, over a period not extending beyond the life expectancy of such Participant or the life expectancy of the Participant and the joint annuitant of the Participant. For purposes of this Paragraph, the “required beginning date” means the following, effective January 1, 1998:

(i) For a Participant who attains age seventy and one half (70 1⁄2) before January 1, 1999, April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one half (70 1⁄2).

(ii) For a Participant who attains age seventy and one half (70 1⁄2) after December 31, 1998, April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age seventy and one half (70 1⁄2), or (B) the calendar year in which the Participant retires; provided that this clause (B) shall not apply in the case of a Participant who is a five percent (5%) owner (within the meaning of Section 416(i) of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age seventy and one half (70 1⁄2).

(e) Notwithstanding any other provision of the Plan to the contrary, distributions shall be made in accordance with the regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental death benefit requirements of Section 1.401(a)(9)-2, and shall be distributed over the life of such Participant (or over the lives of such Participant and his or her Beneficiary) or over a period not extending beyond the life expectancy of such Participant (or the life expectancy of such Participant and his or her Beneficiary). The provisions of Section 401(a)(9) of the Code and the regulations thereunder shall override any distribution options inconsistent therewith.

For purposes of this Paragraph, before January 1, 2002, the life expectancy of a Participant and a Participant’s spouse shall be determined in accordance with applicable Treasury Regulations without annual recalculation. Life expectancies and joint and last survivor expectancy shall be determined using the return multiples in Tables V and VI of Treasury Regulation § 1.72-9.

With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002 (including distributions under this Section and Section 10.06), the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2003 (including distributions under this Section and Section 10.06), the provisions of Section 10.07 shall apply.

10.06 Distribution of Benefits Upon Death.

(a) Subject to Paragraph (c) below, the death benefits payable under Section 10.04 shall be paid to the Participant’s Beneficiary within a reasonable time after the Participant’s death as a single lump sum payment in cash. Notwithstanding the preceding sentence, Beneficiary may elect to receive distribution in Stock of all or a portion of the Vested Interest in the Participant’s Salary Deferral Contribution Account, Matching Contribution Account, Discretionary Contribution Account, Rollover Contribution Account, and/or Predecessor Plan Account(s), to the extent such Accounts are invested in Stock on the Annuity Starting Date. If the Beneficiary elects to receive a distribution in Stock, cash must be distributed in lieu of any fractional shares of Stock allocated to the accounts that are to be distributed in Stock. The Beneficiary may direct the Plan Administrator to issue shares of Stock in the sole name of the distributee or in the joint names of the distributee and his or her spouse, child, or other dependent.

(b) Notwithstanding Paragraph (a) to the contrary, effective March 28, 2005, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to commence, his or her Vested Interest shall be distributed to the Beneficiary in a single lump sum as soon as administratively feasible after the Participant’s death.

(c) Notwithstanding any provision in the Plan to the contrary, distributions upon the death of a Participant shall be made in accordance with the following requirements and shall otherwise comply with Section 401(a)(9) and the regulations thereunder, which are hereby incorporated by reference into this Plan:

(i) If the Participant dies after the distribution of his or her Vested Interest has begun and the Participant dies before his or her entire interest has been distributed to him, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution selected under Section 10.05 as of his or her date of death.

(ii) Subject to clause (iii) below, if a Participant dies before the distribution of his or her Vested Interest has begun, then the death benefits payable hereunder shall be distributed to such Participant’s Beneficiary by the end of the calendar year in which the fifth (5th) anniversary of the Participant’s date of death occurs.

(iii) If the Participant’s spouse (determined as of the Participant’s date of death) is the Beneficiary, distributions must be made over a period not extending beyond the life expectancy of the spouse and must commence on or before the later of the end of the calendar year immediately following the calendar year in which the Participant died or would have attained seventy and one half (70 1⁄2) years of age. If the surviving spouse dies before distribution to such spouse has begun, then the five-year distribution requirement of clause (ii) shall apply as if the spouse was the Participant.

10.07 Minimum Distribution Requirements After 2002.

(a) General Rules.

(i) Effective Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(ii) Precedence. The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

(iii) Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9).

(iv) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this article, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the plan that relate to section 242(b)(2) of TEFRA.

(b) Time and Manner of Distribution.

(i) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

(ii) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(B) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C) If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Paragraph (b)(ii), other than clause (b)(ii)(A), will apply as if the surviving spouse were the Participant.

For purposes of this Paragraph (b)(ii) and Paragraph (d), unless clause (b)(ii)(D) applies, distributions are considered to begin on the Participant’s required beginning date. If clause (b)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under clause (b)(ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under clause (b)(ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(iii) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Paragraphs (c) and (d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

(c) Required Minimum Distributions During Participant’s Lifetime.

(i) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A) the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B) if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(ii) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Paragraph (c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death

(d) Required Minimum Distributions After Participant’s Death.

(i) Death On or After Date Distributions Begin.

(A) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) Death Before Date Distributions Begin.

(A) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Paragraph (d)(ii).

(B) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under clause (b)(ii)(A), this Paragraph (d)(ii) will apply as if the surviving spouse were the Participant.

(e) Definitions.

(i) Designated beneficiary. The individual who is designated as the beneficiary under Section 1.06 of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-4, of the Treasury regulations.

(ii) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under (b)(ii). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(iii) Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

(iv) Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v) Required beginning date. The date specified in Section 10.05(d) of the Plan.

(f) Pursuant to Section 201 of the Worker, Retiree, and Employer Recovery Act of 2008, and effective January 1, 2009, required minimum distributions for the 2009 distribution calendar year shall be suspended. Notwithstanding the preceding sentence to the contrary, a Participant, surviving spouse or designated Beneficiary (as the case may be) may elect, at such time and by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator, to receive, no later than December 31, 2009 (or no later than April 1, 2010, in the event 2009 is the Participant’s first distribution calendar year), his or her required minimum distribution for the 2009 distribution calendar year.

10.08 Commencement of Benefits. Any payment of benefits from the Plan will be made as soon as administratively feasible following the Valuation Date on which the Participant’s Vested Interest is to be determined. Notwithstanding the foregoing, unless the Participant elects to defer the payment of benefits, the payment of benefits will commence no later than the sixtieth (60th) day following the close of the Plan Year in which the latest of the following events occurs: (a) the date on which the Participant attains Normal Retirement Age, (b) the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan, and (c) the date the Participant terminates employment with the Company.

10.09 Payment Upon Incapacity. The Plan Administrator may suspend the payment of benefits under the Plan to any person if it determines in its sole discretion that such person is incapacitated so as to be unable to manage his or her financial affairs. In such case, the Plan Administrator shall direct the Trustee to resume the payment of benefits under the Plan to the conservator or other legal representative appointed for such incapacitated person.

10.10 Payment Under Qualified Domestic Relations Order. All rights and benefits provided to a Participant under this Plan shall be subject to the rights of any alternate payee under a Qualified Domestic Relations Order. If authorized by a Qualified Domestic Relations Order, an alternate payee may elect to receive an immediate distribution of all or a portion of the Participant’s Vested Interest even if the affected Participant has not reached his or her earliest retirement age. For purposes of this Section, “alternate payee” and “earliest retirement age” shall have the meaning set forth in Section 414(p) of the Code.

10.11 Direct Rollovers.

(a) A Participant who is entitled to receive an Eligible Rollover Distribution may elect to have such distribution (or a portion thereof not less than five hundred dollars ($500)) made directly to an eligible retirement plan (“direct rollover election”).

An alternate payee who is entitled to receive an Eligible Rollover Distribution pursuant to a Qualified Domestic Relations Order and who is the spouse or a former spouse of a Participant may make a direct rollover election as if such alternate payee were the Participant.

A surviving spouse who is entitled to receive an Eligible Rollover Distribution (after December 31, 2001) by reason of the Participant’s death may make a direct rollover election as if such surviving spouse were the Participant.

Effective for distributions made from the Plan on or after January 1, 2008, a nonspouse Beneficiary who is entitled to receive an Eligible Rollover Distribution by reason of the Participant’s death may make a direct rollover election, subject to the restrictions described in Paragraph (f).

(b) No earlier than one hundred eighty (180) days (ninety (90) days before January 1, 2007) and no later than thirty (30) days before an Eligible Rollover Distribution is to be made, the Plan Administrator shall provide the Participant, alternate payee, surviving spouse, or non-spouse Beneficiary, as the case may be, with a written explanation of:

(i) the rules under which he or she may make a direct rollover election;

(ii) the legal requirement that federal income tax be withheld from the distribution if he or she does not elect a direct rollover;

(iii) the rules under which the amount that he or she actually receives will not be subject to federal income tax if such amount is transferred (“rolled over”) within sixty (60) days after being received pursuant to Section 402(c) of the Code;

(iv) the rules, if applicable, for receiving special income tax averaging or capital gain treatment under Section 402(d) of the Code and for the treatment of net unrealized appreciation under Section 402(e) of the Code; and

(v) the Plan provisions under which distributions from the eligible retirement plan may be subject to restrictions and tax consequences that are different from those applicable to distributions from the Plan.

Notwithstanding the foregoing to the contrary, if an Eligible Rollover Distribution is one of a series of periodic payments, the explanation required by this Paragraph (b) shall be provided annually as long as such payments continue.

(c) A direct rollover election shall be made in such manner and at such time as the Plan Administrator shall prescribe, and shall include:

(i) the name of the eligible retirement plan;

(ii) a statement that such plan is an eligible retirement plan with respect to the individual making the election; and

(iii) any other information necessary to permit a direct rollover by the means selected by the Plan Administrator.

An election to make a direct rollover with respect to one payment in a series of periodic payments shall apply to all subsequent payments in the series until such election is changed; such change with respect to subsequent payments may be made at any time.

(d) Notwithstanding Paragraph (b) to the contrary, if an individual, after receiving the written explanation required by subsection (b) affirmatively elects to make or not make a direct rollover, an eligible rollover distribution may be made less than thirty (30) days after the date such written explanation was given, provided the Plan Administrator has informed such individual, by any means reasonably designed to attract the attention of such individual, of his or her right to a period of at least thirty (30) days to make such election.

(e) As used in this Section, the term “eligible retirement plan” means an individual retirement account described in Code Section 408(a); an individual retirement annuity described in Code Section 408(b) (other than an endowment contract); a qualified trust; an annuity plan described in Code Section 403(a); effective for distributions made after December 31, 2001, an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan; and, effective for distributions made from the Plan after December 31, 2007, a Roth IRA described in Code Section 408A(b). This definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). For distributions made from the Plan after December 31, 2006, in the case of an “eligible rollover distribution” to a nonspouse Beneficiary, an “eligible retirement plan” is an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), provided the “direct rollover” is made in accordance with Code Section 402(c)(11).

(f) In the case of a direct rollover by a nonspouse Beneficiary:

(1) Any distribution made prior to January 1, 2010 is not subject to the direct rollover requirements of Code Section 401(a)(31) (including Code Section 401(a)(31)(B), the notice requirements of Code Section 402(f) or the mandatory withholding requirements of Code Section 3405(c)).

(2) If a nonspouse Beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.

(3) If the Participant’s named Beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code Section 401(a)(9)(E).

(4) A nonspouse Beneficiary may not roll over an amount which is a required minimum distribution, as determined under applicable Regulations and other Revenue Service guidance. If the Participant dies before his or her required beginning date and the non-spouse Beneficiary rolls over to an IRA the maximum amount eligible for rollover, the Beneficiary may elect to use either the five-year rule or the life expectancy rule, pursuant to Regulations Section 1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse Beneficiary’s distribution.

(g) A direct rollover shall be made in cash; provided, however, with respect to a Participant who ceases to be employed by the Company (and is no longer employed by the Company or an Affiliate) as a result of the sale of certain branches of Peoples Heritage Bank to Katahdin Trust Company on November 17, 2000, and who elects a direct rollover of his or her Vested Interest to the Katahdin Trust Company 401(k) Plan (“Katahdin Plan”), and at the time of such distribution there remain any outstanding loans with respect to his or her Aggregate Account that are not in default, then, notwithstanding Section 8.03(g) to the contrary, such unpaid loans shall not be treated as due and payable immediately as of the date such distribution is made and instead shall be transferred to the Katahdin Plan. The promissory note(s) evidencing such loan(s) shall be assigned to the Katahdin Plan, and the Participant’s obligation to this Plan shall be deemed to be paid in full as of the date distribution is made. Such a Participant shall be treated as receiving a distribution of his or her entire Aggregate Account.

10.12 Nonelective Transfers To and From the Plan.

(a) All or a portion of the assets of an Affiliate’s profit sharing plan may, with the prior consent of the Plan Administrator, be directly transferred to the Trust, provided –

(i) Such assets consist of the entire account balance (including any non-vested portion) of one or more Eligible Employees under this Plan, who previously were eligible employees under the Affiliate’s plan; and

(ii) Immediately prior to the transfer, the Affiliate’s plan contains a provision permitting such transfer and is qualified under Section 401(a) of the Code, and the related trust is exempt under Section 501(a) of the Code.

Upon receipt, the Plan Administrator shall credit the Nonelective Transfer Account of each affected Eligible Employee with the portion of the transferred assets standing to his or her credit under the Affiliate’s plan immediately prior to the transfer. If the Eligible Employee has an outstanding loan balance under the Affiliate’s plan at the time of the transfer, the promissory note or other legally enforceable agreement evidencing such loan shall be transferred to this Plan and the outstanding loan balance shall be treated in accordance with the provisions of Section 8.03 as an outstanding loan balance under this Plan. An Eligible Employee’s Nonelective Transfer Account shall be administered and accounted for in the same manner as a Predecessor Plan Account under Article XV.

(b) The Plan Administrator may direct the Trustee to transfer the assets credited to the Aggregate Account of a Participant to an Affiliate’s profit sharing plan, provided immediately prior to the transfer, the Affiliate’s plan contains a provision permitting such transfer and is qualified under Section 401(a) of the Code, and the related trust is exempt under Section 501(a) of the Code.

10.13 Elective Transfers To and From the Plan.

(a) The Plan Administrator may direct the Trustee to accept a transfer of assets from an Affiliate’s profit-sharing plan that has been elected by an Eligible Employee and consists of the Eligible Employee’s entire account balance (including any non-vested portion) under such plan, provided –

(i) The transfer is conditioned upon a voluntary, fully-informed election by the Eligible Employee, after receiving a notice describing the consequences of making the election, to transfer his or her entire account balance (including any non-vested portion) to this Plan;

(ii) The transfer is made in connection with the Eligible Employee’s transfer from employment with an Affiliate that is not a Participating Employer, and the Eligible Employee must not be entitled to additional allocations under the Affiliate’s plan;

(iii) The transfer satisfies the requirements of Section 414(l) of the Code, such that the Eligible Employee would, if the Affiliate’s plan then terminated, receive a benefit immediately after the transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the transfer if the Affiliate’s plan had then terminated; and

(iv) Immediately prior to the transfer, the Affiliate’s plan contains a provision permitting such transfer and is qualified under Section 401(a) of the Code, and the related trust is exempt under Section 501(a) of the Code.

Upon receipt, the Plan Administrator shall credit the Elective Transfer Account of the Eligible Employee with the transferred assets standing to his or her credit under the transferor plan immediately prior to such transfer. If the Eligible Employee has an outstanding loan balance under the transferor plan at the time of the transfer, the promissory note or other legally enforceable agreement evidencing such loan shall be transferred to this Plan, and the outstanding loan balance shall be treated in accordance with the provisions of Section 8.03 as an outstanding loan balance under this Plan.

Except as hereinafter provided, each elective, matching or other type of contribution comprising the transferred account of the Eligible Employee shall be administered, invested and distributed in accordance with the provisions of this Plan applicable to such type of contribution. Each type of contribution shall be subject to the applicable provision of Article IX of this Plan, provided that, if such provision is less favorable than the vesting schedule set forth in the transferor plan, the vesting schedule set forth in the transferor plan shall apply, and each type of contribution that was fully vested under the transferor plan as of the date of the transfer shall remain fully vested under this Plan.

(b) The Plan Administrator may direct the Trustee to transfer a Participant’s entire Aggregate Account (including any non-vested portion) to an Affiliate’s profit-sharing plan at the election of the Participant, provided –

(i) The transfer is conditioned upon a voluntary, fully-informed election by the Participant, after receiving a notice describing the consequences of making the election, to transfer his or her entire Account balance (including any non-vested portion) to the Affiliate’s plan. Such election shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator;

(ii) The transfer is made in connection with the Participant’s transfer to employment with an Affiliate that is not a Participating Employer, and the Participant is not entitled to additional allocations under this Plan;

(iii) With respect to a Participant who has an outstanding loan balance under this Plan at the time of the transfer, the promissory note or other legally enforceable agreement evidencing such loan shall be transferred to the Affiliate’s plan, and the outstanding loan balance shall cease to be treated as an outstanding loan balance under this Plan;

(iv) The transfer satisfies the requirements of Section 414(l) of the Code, such that the Participant would, if the Plan then terminated, receive a benefit immediately after the transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the transfer if the Plan had then terminated; and

(v) Immediately prior to the transfer, the Affiliate’s plan contains a provision permitting such transfer, contains a qualified cash or deferred arrangement under Section 401(k) of the Code, and is qualified under Section 401(a) of the Code; and the related trust is exempt under Section 501(a) of the Code.

(c) The Plan Administrator may from time to time establish rules governing elective transfers to the Plan. Such rules shall be applied on a uniform and nondiscriminatory basis.

ARTICLE XI. Administration Of The Plan

11.01 Plan Administrator. The general administration of the Plan shall be vested in the Plan Administrator, who shall be a named fiduciary for purposes of Section 402(a)(2) of ERISA. In performing its duties, the Plan Administrator shall have the fullest discretion permitted by law and shall have all powers granted by the provisions of the Plan except those specifically granted or allocated to the Trustee, any investment manager, or any person or persons authorized in accordance with the governance rules and procedures adopted by the Bank.

11.02 Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

(a) to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof;

(b) to construe all terms, provisions, conditions and limitations of the Plan;

(c) to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

(d) to employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Plan Administrator may deem necessary or advisable in the proper and efficient administration of the Plan;

(e) to determine all factual and interpretation questions relating to benefits under the Plan;

(f) to prescribe procedures to be followed by Participants, Beneficiaries and alternate payees when requesting benefits hereunder;

(g) to prepare, file and distribute, in such manner as the Plan Administrator determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA;

(h) to make a determination as to the right of any person to a benefit under the Plan;

(i) to instruct the Trustee to grant loans as provided under Section 8.03, above; and

(j) to prepare and submit all reports, notices, insurance premiums and applications with respect to the Plan and the Trust required by law and for the continued qualification of the Plan and Trust under Sections 401 and 501 of the Code.

11.03 Delegation of Ministerial Duties. The Plan Administrator may delegate to any Employee or Employees, severally or jointly, the authority to perform any ministerial act in connection with the administration of the Plan.

11.04 Benefit Claim Procedure.

(a) A claim for a benefit under the Plan shall be submitted to the Plan Administrator by the claimant or his or her authorized representative. Submissions shall be made by such written, telephonic or electronic means as are prescribed by the Plan Administrator and within the time period specified by the Plan Administrator. Satisfactory proof of eligibility and information necessary to determine the amount of such payments, including, where appropriate, proof of age, Social Security status, death of an Employee or a prior beneficiary, appointment as executor, administrator or guardian and such other information as is reasonably required in the circumstances must be submitted.

(b) If a claim is wholly or partially denied, the Plan Administrator shall furnish the claimant with written or electronic notification of the adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 C.F.R. § 2520.104(b)-1(c)(i), (iii) and (iv). The notification shall set forth in a manner calculated to be understood by the claimant:

(i) The specific reason or reasons for the adverse benefit determination;

(ii) Reference to the specific Plan provisions on which the determination is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation why such material or information is necessary; and

(iv) A description of the Plan’s procedures for review of an adverse benefit determination and the time limits applicable to such procedures, including, effective January 1, 2002, a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Such notification shall be furnished to the claimant within ninety (90) days after receipt of his or her claim, unless special circumstances require an extension of time for processing his or her claim. If an extension of time for processing is required, the Plan Administrator shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefit determination. In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

(c) A claimant or his or her authorized representative may appeal an adverse benefit determination by filing a written request for review with the Plan Administrator. Such request must be delivered to the Plan Administrator within sixty (60) days after receipt by the claimant of notification of the adverse benefit determination. A claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing. In particular, effective January 1, 2002, a claimant and his or her duly authorized representative:

(i) May submit to the Plan Administrator written comments, documents, records, and other information relating to the claim for benefits; and

(ii) Shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Effective January 1, 2002, the Plan Administrator’s review of any adverse benefit determination shall take into account all comments, documents, records and other information submitted by the claimant or his or her authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) The Plan Administrator shall provide the claimant with written or electronic notification of the benefit determination on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing. Any electronic notification shall comply with the standards imposed by 29 C.F.R. § 2520.104(b)-1(c)(i), (iii) and (iv). If an extension of time for processing is required, the Plan Administrator shall, prior to the termination of the initial 60-day period, furnish the claimant with written notice indicating the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. In no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period.

In the case of an adverse benefit determination on review, the notification shall set forth in a manner calculated to be understood by the claimant:

(i) The specific reason or reasons for the adverse determination;

(ii) Reference to the specific Plan provisions on which the determination is based; and

(iii) Effective January 1, 2002, (A) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and (B) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) In the event that a claim, or the appeal of an adverse benefit determination, requires a determination regarding whether the claimant has a Disability, then such determination shall be made in accordance with the timing requirements of ERISA Regulation Section 2560.503-1 for disability claims.

11.05 Conclusiveness of Records. In administering the Plan, the Plan Administrator may conclusively rely upon the Company’s payroll and personnel records maintained in the ordinary course of business.

11.06 Conclusiveness of Actions. Any action or determination taken or made by the Plan Administrator in its discretion shall be conclusive and binding upon all individuals.

ARTICLE XII. Administration Of The Fund

12.01 Bank. The Bank, in accordance with the governance rules and procedures adopted by the Bank, shall have the power and authority to establish and instruct the Trustee and any investment manager on the funding and investment policies, methods and objectives of the Trust; to receive and review reports from the Trustee and any investment managers as to the financial condition of the Trust Fund, including its receipts and disbursements; and to add or eliminate Investment Funds at any time. Whenever an Investment Fund is eliminated, the Trustee shall promptly liquidate the assets of such Investment Fund and reinvest the proceeds thereof in accordance with the direction of the Bank.

12.02 Trustee. The Trustee shall have the power and responsibility to do all such acts, take all such proceedings, and exercise all such rights and privileges as may be provided in the Trust Agreement. The Trustee shall be a directed trustee within the meaning of ERISA Section 403(a)(1) to the extent provided by the Trust Agreement.

12.03 Investment Managers. The Bank may, in accordance with the governance rules and procedures adopted by the Bank, appoint one or more investment manager, with power to manage, acquire or dispose of all or any portion of the Trust Fund, and may remove an investment manager at any time. If the investment manager qualifies as an “investment manager” within the meaning of ERISA Section 38(b) and has acknowledged, in writing, that it is a fiduciary with respect to the Plan and Trust, then none of the Bank, its delegates under the governance rules and procedures, or the Trustee shall be liable for the acts of the investment manager.

12.04 Payment of Expenses. Notwithstanding any provision of the Plan or the Trust Agreement to the contrary, payment of any reasonable expenses of administering the Plan, as determined by the Plan Administrator, shall be made from the Trust Fund, unless paid by the Company. If such expenses are incurred as a result of services provided to the Plan or Trust Fund by a party in interest (as defined in ERISA Section 3(14)), no payment shall be made from the Trust Fund unless such payment (a) satisfies the applicable requirements of ERISA Section 408 and the regulations thereunder; or (b) is otherwise exempt from the applicable prohibited transaction rules of the Code and ERISA.

12.05 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee hereunder shall be held for investment purposes as a commingled Trust Fund. The Plan Administrator shall maintain a Salary Deferral Contribution Account, Matching Contribution Account, Rollover Contribution Account, Predecessor Plan Account, and Aggregate Account in the name of each Participant, but the maintenance of such accounts shall not mean that such Participant shall have a greater or lesser interest than that due him or her by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Participant shall have any title to any specific asset in the Trust Fund.

ARTICLE XIII. Amendment and Termination

13.01 Amendments. Subject to the limitations in this Section and any other limitations contained in ERISA or the Code, the Bank from time to time may make any amendment to the Plan.

(a) No amendment may be made which would vary the Plan’s exclusive purpose of providing benefits to Participants, and their beneficiaries, and defraying reasonable expenses of administering the Plan or which would permit the diversion of any part of the Trust Fund from that exclusive purpose. No amendment shall, except to the extent permitted under Section 412(d)(2) of the Code, decrease a Participant’s Aggregate Account balance or, except to the extent permitted by regulations, eliminate an optional form of benefit. In addition, no amendment shall have the effect of decreasing a Participant’s Vested Interest determined without regard to such amendment as of the later of the date such amendment is adopted or the date it becomes effective.

(b) Nothing herein shall be construed as prohibiting any amendment or modification of the Plan required to comply with provisions of any law or regulation relating to the establishment or maintenance of the Plan, including but not limited to the establishment and maintenance of the Plan as a qualified retirement plan or trust under applicable provisions of the Code and to comply with ERISA, even though such amendment or modification is made retroactively or adversely affects the rights or interests of a Participant of the Plan. Any such modifications or amendment may be approved by the Bank or its delegate under the governance rules and procedures adopted by the Bank.

(d) If the vesting schedule in effect under the Plan is amended, each Participant who has completed at least three (3) Years of Service may elect to have the vested percentage of such portion of his or her Aggregate Account determined without regard to such amendment. The Plan Administrator shall promptly give each such Participant written notice of the adoption of any such amendment and the availability of the election to have the vested percentage of such portion of his or her Aggregate Account determined without regard to such amendment. An election by a Participant shall be in writing and shall be effective if filed with the Plan Administrator at any time during the period beginning with the date such amendment is adopted and ending on the later of (i) the date which is sixty (60) days after the day such amendment is adopted, (ii) the date which is sixty (60) days after the day such amendment becomes effective, or (iii) the date which is sixty (60) days after the day the Participant receives written notice of such amendment. An election once made shall be irrevocable. For purposes of this Section, a Participant shall be considered to have completed three (3) Years of Service if the Participant has completed three (3) Years of Service prior to the expiration of the period in which an election could be made.

(e) If the Plan is amended to reduce or eliminate Company Matching Contributions during the Plan Year, such reduction or elimination shall be effective no earlier than the later of 30 days after the date the supplemental notice described in Section 3.06 is provided to Eligible Employees and the date such amendment is adopted.

13.02 Discontinuance of Contributions.

(a) The Company has established the Plan with the bona fide intention and expectation that from year to year it will be able to, and will deem it advisable to, make its contributions as herein provided. However, the Company realizes that circumstances not now foreseen, or circumstances beyond its control, may make it either impossible or inadvisable to continue to make its contributions to the Trust. Therefore, the Bank shall have the power to discontinue contributions to the Plan, terminate the Plan or partially terminate the Plan at any time.

(b) If the Plan is amended so as to permanently discontinue Company contributions, or if Company contributions are in fact permanently discontinued, each affected Participant shall have a fully Vested Interest in his or her Aggregate Account effective as of the date of discontinuance. In case of discontinuance, the Plan Administrator shall continue to administer the Plan and all other provisions of the Plan which are necessary, in the opinion of the Plan Administrator, for equitable operation of the Plan shall remain in force.

(c) If the Plan is terminated or partially terminated, each affected Participant shall have a fully Vested Interest effective as of the termination date. Unless the Plan is otherwise amended prior to dissolution of the Company, the Plan shall terminate as of the date of dissolution of the Company.

(d) Upon discontinuance or termination, any previously unallocated contributions, forfeitures and net income (or net loss) shall be allocated to the accounts of Participants on such date of discontinuance or termination as if such date of discontinuance or termination were a Valuation Date. Thereafter, net income (or net loss) shall continue to be allocated to Participants’ accounts until the balances thereunder are distributed. In the event of termination, the date of the final distribution shall be treated as a Valuation Date.

(e) In the case of a total or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the Trustee, as directed by the Plan Administrator, shall pay the balance of an affected Participant’s Aggregate Account in a single lump sum payment.

13.03 Merger, Consolidation or Transfer of Assets. In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under any other retirement or pension plan maintained or to be established for the benefit of some or all of the Participants in this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

(a) each Participant would (if either this Plan or the other plan terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had been terminated);

(b) the Bank shall have authorized such merger, consolidation, or transfer of assets, and the board of directors of any new or successor employer of the affected Participants shall have agreed to an assumption of liabilities with respect to such Participants’ inclusion in the new or successor employer’s plan; and

(c) such other plan and trust are qualified under Sections 401(a) and 501(a) of the Code.

ARTICLE XIV. Participating Employers

14.01 Adoption by Participating Employers. The Bank or its delegate under the governing rules and procedures adopted by the Bank may cause any Affiliate, whether or not presently existing, to become a Participating Employer hereunder. The provisions of the Plan shall apply separately and equally to each Participating Employer and its employees in the same manner as is expressly provided for the Company and its Employees, except to the extent specifically provided otherwise in the Plan. The Bank may, in its discretion, terminate a Participating Employer’s participation in this Plan at any time. If such discontinuance of participation is due to the establishment of a separate plan, the Trustee at the direction of the Plan Administrator shall take whatever action is necessary to effect a transfer of the applicable assets to such separate plan. Otherwise, such assets shall continue to be held under this Plan and the provisions hereof shall govern. In accordance with the foregoing, Epoch Investment Partners, Inc., an Affiliate of the Company as of March 27, 2013, is not a Participating Employer.

14.02 Single Plan. For purposes of the Code and ERISA, the Plan as adopted by the Participating Employers shall constitute a single plan rather than a separate plan of each Participating Employer. All assets in the Trust Fund shall be available to pay benefits to all Participants and their Beneficiaries.

ARTICLE XV. Predecessor Plans And Accounts

15.01 Article Controls. The provisions of this Article shall take precedence over any conflicting provisions of any other Article of the Plan with respect to the benefits, rights, and features of a Predecessor Plan remaining in effect with respect to a Participant’s Predecessor Plan Account.

15.02 Predecessor Plans. The plans identified in Appendix A to the Plan shall be Predecessor Plans as of their respective Plan Affiliation Dates stated therein.

15.03 Merger Provisions. The following provisions shall be applicable to the merger of each Predecessor Plan with this Plan as of the applicable Plan Affiliation Date:

(a) All participant accounts, employer contributions accounts, suspense accounts, outstanding forfeitures, and loans under the Predecessor Plan shall be transferred to this Plan;

(b) All of the Predecessor Plan’s assets shall be transferred to this Plan;

(c) All of the Predecessor Plan’s benefit obligations shall be transferred to this Plan and become the responsibility of the Plan;

(d) On and after the Plan Affiliation Date, the rights of participants and beneficiaries of participants under the Predecessor Plan shall be determined strictly in accordance with the terms of this Plan; provided that, in accordance with Paragraph (g), each such participant’s Predecessor Plan Account shall be invested and reinvested in accordance with the applicable provisions of the Predecessor Plan until the date on which the Predecessor Plan’s assets are transferred to the trust under this Plan (“transfer date”);

(e) On the Plan Affiliation Date, the vested interest in the Plan of each Participant whose account is transferred from the Predecessor Plan shall be no less than his or her vested employer contributions account and his or her participant contributions account under the Predecessor Plan on the date preceding the merger. If the Participant terminated employment before the Plan Affiliation Date, and does not subsequently become an Eligible Employee under this Plan, his or her vested interest shall be determined in accordance with the provisions of the applicable Predecessor Plan.

(f) The Trustee shall accept the Predecessor Plan’s assets when transferred and shall have all the rights, duties, powers and responsibilities with respect to such assets as prescribed under Article XII of the Plan; and

(g) Pursuant to Article VI of the Plan, each Participant who has an account transferred from the Predecessor Plan shall make an investment election with respect to such Predecessor Plan Account which shall be applicable as of the transfer date, and shall invest and reinvest his or her Predecessor Plan Account in accordance with the provisions thereof.

15.04 Predecessor Plan Accounts. Each Predecessor Plan Account shall separately reflect the balance of each sub-account thereunder as of the Plan Affiliation Date.

15.05 Predecessor Plan Accounts Subject to Survivor Annuity Requirements. The Plan shall be a “transferee plan” (within the meaning of Treasury Regulation Section 1.401(a)-20) with respect to any Predecessor Plan Account that may be held under this Plan as the result of a direct or indirect transfer from any plan that is a defined benefit plan or a defined contribution plan that is subject to Section 412 of the Code. Notwithstanding any other provision of the Plan to the contrary, if the Plan is a transferee plan with respect to any portion of a Participant’s Aggregate Account, then the normal form of payment of his or her account shall be determined in accordance with the applicable Predecessor Plan and the survivor annuity requirements of Sections 401(a)(11) and 417 of the Code. The Participant may elect, in the manner described in Section 4.02 of the TD Banknorth Inc. Pension Plan, to receive payment of his or her Aggregate Account as a single lump sum payment in cash that is otherwise identical (within the meaning of subsection (e) of Q&A-2 of Treasury Regulation § 1.411(d)-4) to the optional forms of benefit that would have been available to the Participant under the Predecessor Plan immediately prior to such date.

ARTICLE XVI. Top Heavy Provisions

16.01 Article Controls. Any Plan provisions to the contrary notwithstanding, the provisions of this Article shall control to the extent required to cause the Plan to comply with the requirements imposed under Section 416 of the Code.

16.02 Definitions. For purposes of this Article, the following terms and phrases shall have the respective meanings set forth below:

(a) “Account Balance” means, as of any Valuation Date, the aggregate amount credited to an individual’s account or accounts under a qualified defined contribution plan maintained by the Company or an Affiliate (excluding employee contributions which were deductible within the meaning of Section 219 of the Code and rollover or transfer contributions made after December 31, 1983, by or on behalf of such individual to such plan from another qualified plan sponsored by an entity other than the Company or an Affiliate), increased by (1) the aggregate distributions made to such individual from such plan during a five-year period ending on the Determination Date and (2) the amount of any contributions due as of the Determination Date immediately following such Valuation Date.

(b) “Accrued Benefit” means, as of any Valuation Date, the present value (computed on the basis of the Assumptions) of the cumulative accrued benefit (excluding the portion thereof which is attributable to employee contributions which were deductible pursuant to Section 219 of the Code, to rollover or transfer contributions made after December 31, 1983, by or on behalf of such individual to such plan from another qualified plan sponsored by an entity other than the Company or an Affiliate, to proportional subsidies or to ancillary benefits) of an individual under a qualified defined benefit plan maintained by the Company or an Affiliate increased by (1) the aggregate distributions made to such individual from such plan during a five-year period ending on the Determination Date and (2) the estimated benefit accrued by such individual between such Valuation Date and the Determination Date immediately following such Valuation Date. Solely for the purpose of determining top-heavy status, the Accrued Benefit of an individual shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all qualified defined benefit plans maintained by the Company and the Affiliates or (2) if there is no such method, as if such benefit accrued not more rapidly than under the slowest accrual rate permitted under Section 411(b)(1)(C) of the Code.

(c) “Aggregation Group” means the group of qualified plans maintained by the Company and each Affiliate consisting of (1) each plan in which a Key Employee participates and each other plan which enables a plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) or 410 of the Code and any other plan which the Company elects to include as a part of such group; provided, however, that the Company may not elect to include a plan in such group if its inclusion would cause the group to fail to meet the requirements of Sections 401(a)(4) or 410 of the Code.

(d) “Assumptions” means the interest rate and mortality assumptions specified for top-heavy status determination purposes in any defined benefit plan included in the Aggregation Group including the Plan.

(e) “Determination Date” means, for the first Plan Year of any plan, the last day of such Plan Year and for each subsequent Plan Year of such plan, the last day of the preceding Plan Year.

(f) “Key Employee” means a “key employee” as defined in Section 416(i) of the Code and the Treasury Regulations thereunder.

(g) “Valuation Date” means, with respect to any Plan Year of any defined contribution plan, the most recent date within the twelve-month period ending on a Determination Date as of which the Trust Fund established under such plan was valued and the net income (or loss) thereof allocated to participants’ accounts. With respect to any Plan Year of any defined benefit plan, the most recent date within a twelve-month period ending on a Determination Date as of which the plan assets were valued for purposes of computing plan costs for purposes of the requirements imposed under Section 412 of the Code.

16.03 Top-Heavy Status.

(a) The Plan shall be deemed to be top-heavy for a Plan Year, if, as of the Determination Date for such Plan Year, (1) the sum of Account Balances of Participants who are Key Employees exceeds sixty percent (60%) of the sum of Account Balances of all Participants unless an Aggregation Group including the Plan is not top-heavy or (2) an Aggregation Group including the Plan is top-heavy. An Aggregation Group shall be deemed to be top-heavy as of a Determination Date if the sum (computed in accordance with Section 416(g)(2)(B) of the Code and the Treasury Regulations promulgated thereunder) of (1) the Account Balances of Key Employees under all defined contribution plans included in the Aggregation Group and (2) the Accrued Benefits of Key Employees under all defined benefit plans included in the Aggregation Group exceeds sixty percent (60%) of the sum of the Account Balances and the Accrued Benefits of all individuals under such plans. Notwithstanding the foregoing, the Account Balances and Accrued Benefits of individuals who are not Key Employees in any Plan Year but who were Key Employees in any prior Plan Year shall not be considered in determining the top-heavy status of the Plan for such Plan Year. Further, notwithstanding the foregoing, the Account Balances and Accrued Benefits of individuals who have not performed services for the Company at any time during the five-year period ending on the applicable Determination Date shall not be considered.

(b) If the Plan is determined to be top-heavy for a Plan Year, the Company shall contribute to the Plan for such Plan Year on behalf of each Participant who is not a Key Employee and who has not terminated his or her employment as of the last day of such Plan Year an amount equal to the lesser of (1) three percent (3%) of such Participant’s Section 415 Compensation for such Plan Year or (2) a percent of such Participant’s Section 415 Compensation for such Plan Year equal to the greatest percent determined by dividing for each Key Employee the amounts allocated to such Key Employee’s Salary Deferral Contribution Account and Company Contribution accounts for such Plan Year by such Key Employee’s Section 415 Compensation. The minimum contribution required to be made for a Plan Year pursuant to this Paragraph for a Participant employed on the last day of such Plan Year shall be made regardless of whether such Participant is otherwise ineligible to receive an allocation of the Company’s contributions for such Plan Year. The minimum contribution required to be made pursuant to this Paragraph shall also be made for an Employee who is not a Key Employee and who is excluded from participation in the Plan for failing to make Salary Deferrals.

Notwithstanding the foregoing, no contribution shall be made pursuant to this Paragraph for a Plan Year with respect to a Participant who is a participant in another defined contribution plan sponsored by the Company or an Affiliate if such Participant receives under such other defined contribution plan (for the Plan Year of such plan ending with or within the Plan Year of this Plan) a contribution which is equal to or greater than the minimum contribution required by Section 416(c)(2) of the Code. Notwithstanding the foregoing, no contribution shall be made pursuant to this Paragraph for a Plan Year with respect to a Participant who is a participant in a defined benefit plan sponsored by the Company or an Affiliate if such Participant accrues under such defined benefit plan (for the Plan Year of such plan ending with or within the Plan Year of this Plan) a benefit which is at least equal to the benefit described in Section 416(c)(1) of the Code. If the preceding sentence is not applicable, the requirements of this Paragraph shall be met by providing a minimum benefit under such defined benefit plan which, when considered with the benefit provided under the Plan as an offset, is at least equal to the benefit described in Section 416(c)(1) of the Code.

16.04 Termination of Top-Heavy Status. If the Plan has been deemed to be top-heavy for one or more Plan Years and thereafter ceases to be top-heavy, the provisions of this Article shall cease to apply to the Plan effective as of the Determination Date on which it is determined to no longer be top-heavy. Notwithstanding the foregoing, the nonforfeitable interest of each Participant’s Aggregate Account as of such Determination Date shall not be reduced.

16.05 Effect of Article. Notwithstanding anything contained herein to the contrary, the provisions of this Article shall automatically become inoperative and of no effect to the extent not required by the Code or ERISA.

16.06 Modification of Top-Heavy Rules After 2001

(a) Effective Date. This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code Section 416(c) for such years. This Section amends this Article XVI.

(b) Determination Of Top-Heavy Status.

(i) Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual Section 415 Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual Section 415 Compensation of more than $150,000. The determination of who is a key employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(ii) Determination Of Present Values And Amounts. This clause (ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

(A) Distributions During Year Ending On The Determination Date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under Code Section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting 5-year period for 1-year period.

(B) Employees Not Performing Services During Year Ending On The Determination Date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

(c) Minimum Benefits.

(i) Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

(ii) Contributions Under Other Plans; Minimum Benefits for Employees Also Covered Under Another Plan. Notwithstanding the foregoing, the provisions of Section 16.03(b) regarding a Participant who is a participant in another defined contribution plan sponsored by the Company or an Affiliate and/or who is a Participant in a defined benefit plan sponsored by the Company or an Affiliate are incorporated herein by reference.

ARTICLE XVII. Miscellaneous

17.01 Not Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time, nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his or her employment at any time.

17.02 Non-Assignability of the Right to Receive Benefits.

(a) Except with respect to the creation, assignment, or recognition of a right to a benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order, and subject to Paragraph (b), no benefit payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. No such benefit shall be in any manner liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person nor shall it be subject to attachment or legal process for or against any person, and the same shall not be recognized under the Plan, except to the extent as may be provided pursuant to a Qualified Domestic Relations Order or an order or requirement to pay described in Paragraph (b), or otherwise required by law.

(b) Effective August 5, 1997, Paragraph (a) shall not apply to any offset of a Participant’s Aggregate Account balance against an amount that the Participant is ordered or required to pay to the Plan, and the Plan shall not be treated as failing to meet the requirements of Code Sections 401(a)(13) or 409(d) solely by reason of such an offset, provided:

(i) the order or requirement to pay arises (A) under a judgment of conviction for a crime involving the Plan; (B) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA; or (C) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA by a fiduciary or any other person;

(ii) the judgment, order, decree or settlement agreement expressly provides for the offset of all or a part of the amount ordered or required to be paid to the Plan against the Participant’s Aggregate Account balance; and

(iii) in the event that the survivor annuity requirements of Code Section 401(a)(11) apply with respect to distribution of the Participant’s Aggregate Account, if the Participant has a spouse at the time at which the offset is to be made, the requirements of Code Section 401(a)(13)(C)(iii) are satisfied.

17.03 Payments Solely from Trust Fund. All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund and neither the Company nor the Trustee assumes any liability or responsibility for the adequacy thereof. Each person entitled at any time to any payment hereunder shall look solely for such payment to the Trust Fund. The Plan Administrator or the Trustee may require execution and delivery of such instruments as are deemed necessary to assure proper payment of any benefits.

17.04 No Benefits to the Company. No part of the corpus or income of the Trust Fund shall be used for any purpose other than the exclusive purpose of providing benefits for the Participants and their beneficiaries and defraying reasonable expenses of administering the Plan. Anything to the contrary herein notwithstanding, the Plan shall never be construed to vest any rights in the Company other than those specifically given herein.

17.05 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof. Instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

17.06 Governing Law; Interpretation. The provisions of this Plan shall be construed and enforced according to the laws of the State of Maine, to the extent that such laws are not preempted by the laws of the United States of America, and in such manner as will tend to carry out the purposes of the Plan. Should this Plan be found or be held to contain contradictory clauses or should there appear to be a conflict between different provisions hereof, the interpretation that favors this Plan as a qualified plan under Section 401 of the Code shall govern over any other interpretation; provided, however, that neither the Trustee nor the Plan Administrator shall be under any liability or responsibility for failure of this Plan or the Trust to qualify at any time or for any period as a tax-exempt Plan and Trust under the provisions of the Code or for any tax or increase in tax upon any Participant or Beneficiary by reason of any benefits payable or contributions made hereunder.

17.07 Headings of Sections. The headings of sections and articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.

17.08 Effect of Mistake. In the event of a mistake or misstatement as to age or eligibility of any individual, or the amount of accrued benefits applicable to a Participant, or distributions made or to be made to a Participant or other individual pursuant the Plan, the Plan Administrator shall, to the extent it deems possible, make such adjustment in its sole discretion as will in its judgment accord to such Participant or other individual the accrued benefits or distributions to which he or she is properly entitled.

17.09 Bonding. Unless exempted by ERISA, every fiduciary (as defined under Section 3(21)(A) of ERISA) shall be bonded in an amount not less than ten percent (10%) of the amount of the funds such fiduciary handles; provided, however, that the minimum bond shall be one thousand dollars ($1,000) and the maximum bond five hundred thousand dollars ($500,000). The amount of funds handled shall be determined at the beginning of each Plan Year by the amount of funds handled by such persons, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the fiduciary alone or with others. The surety shall be a corporate surety company (as such term is used in Section 412(a)(3) of ERISA), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in this Plan to the contrary, the cost of such bonds shall be paid from the Trust Fund, unless otherwise directed by the Plan Administrator.

17.10 USERRA Requirements. Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. For years beginning after December 31, 2008, (i) an individual receiving a differential wage payment, as defined by Code Section 3401(h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment provided all Employees of the Employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Sections 410(b)(3), (4) and (5)). Notwithstanding the foregoing, for purposes of Code Section 401(k)(2)(B)(i)(I), effective January 1, 2009 an individual is treated as having been severed from employment during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A).

17.11 EPCRS, Etc. Adjustments. The Company, a Participating Employer, the Plan Administrator, the Trustee, any Investment Manager and any other person providing services to the Plan, acting jointly or singly, as the situation may require, shall take such action, pursuant to the Employee Plans Compliance Resolution System or any successor system, policy or program established by the Internal Revenue Service as may be necessary or appropriate to correct any operational failure occurring in the administration of the Plan.

Pursuant to the foregoing authority and Revenue Procedure 2008-50, Appendix B §2.07(3)(a), each Eligible Employee whose entry date for Matching Contributions is January 1, 2010 pursuant to Plan Section 2.01(b)(i) shall instead become a Participant with respect to Matching Contributions on December 31, 2009 to reflect the movement of the scheduled January 1, 2010 payroll date to December 31, 2009.

17.12 Sale of TD Insurance, Inc. If a Participant has a termination of employment on account of the sale of TD Insurance, Inc. to USI Insurance Services LLC on or around September 21, 2012 (the “Transaction”), then –

(a) Notwithstanding anything in Section 5.02(f) to the contrary, the Participant shall be entitled to an allocation of Core Contributions for the 2012 Plan Year if he or she (i) has satisfied the eligibility requirements under Section 2.01(b)(ii); (ii) completed 750 Hours of Service during such year; and (iii) is employed by a Participating Employer immediately preceding the closing of the Transaction. The allocation shall be based on the Participant’s Eligible Employee Earnings and allocation rate for the year determined under Section 5.02(f); and

(b) The Participant shall have a 100% vested interest in his or her Aggregate Account as of the closing of the Transaction.

Being a duly authorized officer in accordance with the Retirement Governance Policy adopted by TD Bank Group, I hereby approve this amendment and restatement of the TD 401(k) Retirement Plan.

/s/ Eric Paris	DATED this 19th day of March, 2020
Eric Paris
SVP, Head of Total Rewards
TD Bank U.S. Holding Company

/s/ Sheila Gleason	DATED this 19th day of March, 2020
Sheila Gleason
SVP, Head of U.S. Retirement & Benefits Strategy
TD Bank, N.A.

APPENDIX A Predecessor Plans

The following table identifies Predecessor Plans that were merged into this Plan after January 1, 2001. The provisions of each Predecessor Plan remaining in effect solely with respect to a Participant’s Predecessor Plan Account in accordance with Article XV hereof shall be the provisions of each such plan as of the Plan Affiliation Date set forth below, except as is otherwise specifically provided in this Plan to the contrary.

Predecessor Plan	Plan Affiliation Date
Morse Payson & Noyes Incentive Savings Plan	December 31, 2002

Arthur A. Watson & Company, Inc. Employees’ Master Retirement Plan	June 1, 2003

SBERA 401(k) Plan as Adopted by Ipswich Savings Bank	February 28, 2003

Community Insurance Agencies, Inc. 401(k) Plan and Trust	April 1, 2003

Adirondack Community Financial Services 401(k) Plan	April 1, 2003

Southington Savings Bank 401(k) Plan	May 1, 2003

Warren Five Cents Saving Bank 401(k) Plan	June 1, 2003

American Savings Bank Employees’ Savings & Profit Sharing Plan and Trust	October 1, 2003

First & Ocean Bancorp Profit Sharing and Thrift Plan	January 1, 2004

SBERA 401(k) Plan as Adopted by Foxborough Savings Bank	July 1, 2004

Profit Sharing Retirement Plan of Cape Cod Bank and Trust Company	July 1, 2004

Drake, Swan & Crocker Insurance Agency, Inc. 401(k) Retirement Plan	September 1, 2004

Boston Federal Savings Bank Employees’ Savings & Profit Sharing Plan	February 1, 2005

Hudson United Bancorp & Subsidiaries Savings and Investment Plan	July 1, 2006

Interchange Bank Capital Investment Plan	January 1, 2007

Commerce Bancorp Inc. 401(k) Retirement Plan	January 1, 2009

The South Financial Group, Inc. 401(k) Plan	July 1, 2011

Chrysler Financial Salaried Employees’ Savings Plan	April 1, 2012

Chrysler Financial Employee Managed Retirement Plan	April 1, 2012

Elective Deferrals Portion of the TD Wholesale Banking USA Defined Contribution Pension Plan	May 31, 2012

The TD Securities USA 401(k) Plan	December 31, 2015

Albert Fried & Company, LLC 401(k) Plan	January 1, 2017

Each of the following tables identifies Predecessor Plans that were merged into either the Banknorth Group, Inc. Thrift Incentive Plan or the Banknorth Group, Inc. Profit Sharing and

Employee Stock Ownership Plan prior to the merger of the two Banknorth Group, Inc. plans as of the Effective Date. The provisions of each Predecessor Plan remaining in effect solely with respect to a Participant’s Predecessor Plan Account in accordance with Article XV hereof shall be the provisions of each such plan as of the Plan Affiliation Date set forth below, as modified through the Effective Date (including amendments made by the Schedules included in this Appendix), except as is otherwise specifically provided in this Plan to the contrary.

Predecessor Plans Merged into the Profit Sharing and Employee Stock Ownership Plan

Predecessor Plan	Plan Affiliation Date
Family Mutual Savings Bank Employee Stock Ownership Plan	October 31, 1997

Mid Maine Savings Bank, FSB Employee Stock Ownership Plan	December 1, 1997

Springfield Institution for Savings Employee Stock Ownership Plan	September 30, 1999

Predecessor Plans Merged into the Thrift Incentive Plan

Schedule	Predecessor Plan	Plan Affiliation Date

1	Mid Maine Savings Bank, FSB 401(k) Savings Plan	January 1, 1996

2	Bank of New Hampshire Corp. Tax Deferred Savings & Investment Plan	July 1, 1996

3	SBERA 401(k) Plan As Adopted By Family Mutual Savings Bank	April 1, 1997

4	Atlantic Bank 401(k) Profit Sharing Plan	December 1, 1997

5	Concord Savings Bank 401(k) Plan	November 1, 1998

6	CFX Corporation 401(k) Plan	December 15, 1998

7	SIS Bank Employees’ Savings Incentive Plan	December 31, 1999

N/A	Individual Account Portion of the Peoples Heritage Financial Group, Inc. Retirement Plan	March 1, 2000

8	Banknorth Group, Inc. Employee Savings Plan	October 1, 2000

The following table identifies plans that were merged into the Commerce Bancorp, Inc. 401(k) Retirement Plan (“Commerce Plan”) prior to the merger of the Commerce Plan with this Plan as of January 1, 2009. The provisions of each such plan remaining in effect solely with respect to an affected Participant’s Predecessor Plan Account in accordance with Article XV hereof shall be the provisions of each such plan to the extent indicated under the Commerce Plan as in effect on December 31, 2008.

Plan	Effective Date
Chesley & Cline, Inc. Incentive Saving Plan	April 1, 1997

Plan	Effective Date
Buckelew & Associates Retirement Savings Plan	April 1, 1997

Independence Bank of New Jersey 401(k) Plan	April 1, 1997

Keystone National Companies, Inc. Cash or Deferred Savings and Investment Plan	April 1, 1997

J.A. Montgomery, Inc. 401(k) Profit Sharing Plan	October 1, 1998

Prestige State Bank Employees’ Savings and Profit Sharing Plan and Trust	January 16, 1999

Tinton Falls State Bank 401(k) Profit Sharing Plan	January 16, 1999

Traber and Vreeland, Inc. 401(k) Plan	January 21, 2000

Commerce Bancorp, Inc. Employee Stock Ownership Plan	January 1, 2002

Sanford & Purvis, Inc. 401(k) Profit Sharing Plan & Trust	August 1, 2002

Palm Beach County Bank 401(k) Plan	January 1, 2006

Schedule 1 Amendment to the Mid Maine Savings Bank, FSB 401(k) Savings Plan

The Mid Maine Savings Bank, FSB 401(k) Savings Plan (the “Plan”), as in effect on December 31, 1995, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

Schedule 2 Amendment to the Bank of New Hampshire Corporation Tax Deferred Savings & Investment Plan

The Bank of New Hampshire Corporation Tax Deferred Savings & Investment Plan (the “Plan”), as in effect on June 30, 1996, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

Schedule 3 Amendment to the SBERA 401(k) Plan As Adopted by Family Mutual Savings Bank

The SBERA 401(k) Plan As Adopted by Family Mutual Savings Bank (the “Plan”), as in effect on March 31, 1997, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

3. Effective generally for plan years commencing after December 31, 1996, an employee shall be considered a “highly compensated employee” if he or she (a) was a five percent owner at any time during the plan year or the preceding plan year; or (b) had compensation from the employer for the preceding plan year in excess of eighty thousand dollars ($80,000) or such higher amount in effect under Section 414(q) of the Code and was in the top-paid group for such year. The determination of who is a highly compensated employee, including the determination of the number and identity of employees in the top-paid group, shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

4. Effective generally for plan years commencing after December 31, 1996, the family aggregation rules required by Code Section 414(q)(6) prior to the amendment of Section 414(q) by the Small Business Job Protection Act of 1996 (“SBJPA”) are deleted from the Plan. In addition, any reference to the provision for family aggregation as described in Code Sections 401(a)(17)(A) and 404(l), prior to amendment by the SBJPA, is also deleted.

5. Effective generally for plan years commencing after December 31, 1996, a “leased employee” for purposes of the Plan shall be a leased employee within the meaning of Code Section 414(n)(2), as amended by the SBJPA.

6. Effective generally for plan years commencing after December 31, 1996, for purposes of Code Sections 401(k)(3) and 401(m)(2), the actual deferral percentage and actual contribution percentage for non-highly compensated employees shall be determined using the prior year testing method described in Internal Revenue Service Notices 97-2 and 98-1; provided however, that the plan sponsor may elect to change to the current year testing method in accordance with Notice 98-1.

7. Effective generally for plan years commencing after December 31, 1996, any distribution of excess contributions or excess aggregate contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each such employee.

Schedule 4 Amendment to the Atlantic Bank 401(k) Profit Sharing Plan

The Atlantic Bank 401(k) Profit Sharing Plan (the “Plan”), as in effect on November 30, 1997, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

3. Effective generally for plan years commencing after December 31, 1996, an employee shall be considered a “highly compensated employee” if he or she (a) was a five percent owner at any time during the plan year or the preceding plan year; or (b) had compensation from the employer for the preceding plan year in excess of eighty thousand dollars ($80,000) or such higher amount in effect under Section 414(q) of the Code and was in the top-paid group for such year. The determination of who is a highly compensated employee, including the determination of the number and identity of employees in the top-paid group, shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

4. Effective generally for plan years commencing after December 31, 1996, the family aggregation rules required by Code Section 414(q)(6) prior to the amendment of Section 414(q) by the SBJPA are deleted from the Plan. In addition, any reference to the provision for family aggregation as described in Code Sections 401(a)(17)(A) and 404(l), prior to amendment by the SBJPA, is also deleted.

5. Effective generally for plan years commencing after December 31, 1996, a “leased employee” for purposes of the Plan shall be a leased employee within the meaning of Code Section 414(n)(2), as amended by the SBJPA.

6. Effective generally for plan years commencing after December 31, 1996, for purposes of Code Sections 401(k)(3) and 401(m)(2), the actual deferral percentage and actual contribution percentage for non-highly compensated employees shall be determined using the prior year testing method described in Internal Revenue Service Notices 97-2 and 98-1; provided however, that the plan sponsor may elect to change to the current year testing method in accordance with Notice 98-1.

7. Effective generally for plan years commencing after December 31, 1996, any distribution of excess contributions or excess aggregate contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each such employee.

Schedule 5 Amendment to the Concord Savings Bank 401(k) Plan

The Concord Savings Bank 401(k) Plan (the “Plan”), as in effect on October 31, 1998, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

3. Effective generally for plan years commencing after December 31, 1996, an employee shall be considered a “highly compensated employee” if he or she (a) was a five percent owner at any time during the plan year or the preceding plan year; or (b) had compensation from the employer for the preceding plan year in excess of eighty thousand dollars ($80,000) or such higher amount in effect under Section 414(q) of the Code and was in the top-paid group for such year. The determination of who is a highly compensated employee, including the determination of the number and identity of employees in the top-paid group, shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

4. Effective generally for plan years commencing after December 31, 1996, the family aggregation rules required by Code Section 414(q)(6) prior to the amendment of Section 414(q) by the SBJPA are deleted from the Plan. In addition, any reference to the provision for family aggregation as described in Code Sections 401(a)(17)(A) and 404(l), prior to amendment by the SBJPA, is also deleted.

5. Effective generally for plan years commencing after December 31, 1996, a “leased employee” for purposes of the Plan shall be a leased employee within the meaning of Code Section 414(n)(2), as amended by the SBJPA.

6. Effective generally for plan years commencing after December 31, 1996, for purposes of Code Sections 401(k)(3) and 401(m)(2), the actual deferral percentage and actual contribution percentage for non-highly compensated employees shall be determined using the prior year testing method described in Internal Revenue Service Notices 97-2 and 98-1; provided however, that the plan sponsor may elect to change to the current year testing method in accordance with Notice 98-1.

7. Effective generally for plan years commencing after December 31, 1996, any distribution of excess contributions or excess aggregate contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each such employee.

8. Effective for plan years commencing after December 31, 1997, for purposes of Code Section 415, compensation shall include any elective deferrals within the meaning of Code Section 402(g)(3) and any amount that is contributed or deferred by the employer at the election of an employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

Schedule 6 Amendment to the CFX Corporation 401(k) Plan

The CFX Corporation 401(k) Plan (the “Plan”), as in effect on December 14, 1998, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

3. Effective generally for plan years commencing after December 31, 1996, an employee shall be considered a “highly compensated employee” if he or she (a) was a five percent owner at any time during the plan year or the preceding plan year; or (b) had compensation from the employer for the preceding plan year in excess of eighty thousand dollars ($80,000) or such higher amount in effect under Section 414(q) of the Code and was in the top-paid group for such year. The determination of who is a highly compensated employee, including the determination of the number and identity of employees in the top-paid group, shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

4. Effective generally for plan years commencing after December 31, 1996, the family aggregation rules required by Code Section 414(q)(6) prior to the amendment of Section 414(q) by the SBJPA are deleted from the Plan. In addition, any reference to the provision for family aggregation as described in Code Sections 401(a)(17)(A) and 404(l), prior to amendment by the SBJPA, is also deleted.

5. Effective generally for plan years commencing after December 31, 1996, a “leased employee” for purposes of the Plan shall be a leased employee within the meaning of Code Section 414(n)(2), as amended by the SBJPA.

6. Effective generally for plan years commencing after December 31, 1996, for purposes of Code Sections 401(k)(3) and 401(m)(2), the actual deferral percentage and actual contribution percentage for non-highly compensated employees shall be determined using the prior year testing method described in Internal Revenue Service Notices 97-2 and 98-1; provided however, that the plan sponsor may elect to change to the current year testing method in accordance with Notice 98-1.

7. Effective generally for plan years commencing after December 31, 1996, any distribution of excess contributions or excess aggregate contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each such employee.

8. Effective for plan years commencing after December 31, 1997, for purposes of Code Section 415, compensation shall include any elective deferrals within the meaning of Code Section 402(g)(3) and any amount that is contributed or deferred by the employer at the election of an employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

Schedule 7 Amendment to the SIS Bank Employees’ Savings Incentive Plan

The SIS Bank Employees’ Savings Incentive Plan (the “Plan”), as in effect on December 30, 1999, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Effective for limitation years beginning after 1994, pursuant to Code Section 415(c), annual additions that may be allocated to the account of a participant for a limitation year shall not exceed the lesser of (a) $30,000 (as adjusted pursuant to Code Section 415(d)(1)) or (b) Twenty-five percent (25%) of the participant’s compensation taken into account for purposes of Code Section 415(c) for the year.

3. Effective generally for plan years commencing after December 31, 1996, an employee shall be considered a “highly compensated employee” if he or she (a) was a five percent owner at any time during the plan year or the preceding plan year; or (b) had compensation from the employer for the preceding plan year in excess of eighty thousand dollars ($80,000) or such higher amount in effect under Section 414(q) of the Code and was in the top-paid group for such year. The determination of who is a highly compensated employee, including the determination of the number and identity of employees in the top-paid group, shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

4. Effective generally for plan years commencing after December 31, 1996, the family aggregation rules required by Code Section 414(q)(6) prior to the amendment of Section 414(q) by the SBJPA are deleted from the Plan. In addition, any reference to the provision for family aggregation as described in Code Sections 401(a)(17)(A) and 404(l), prior to amendment by the SBJPA, is also deleted.

5. Effective generally for plan years commencing after December 31, 1996, a “leased employee” for purposes of the Plan shall be a leased employee within the meaning of Code Section 414(n)(2), as amended by the SBJPA.

6. Effective generally for plan years commencing after December 31, 1996, for purposes of Code Sections 401(k)(3) and 401(m)(2), the actual deferral percentage and actual contribution percentage for non-highly compensated employees shall be determined using the prior year testing method described in Internal Revenue Service Notices 97-2 and 98-1; provided however, that the plan sponsor may elect to change to the current year testing method in accordance with Notice 98-1.

7. Effective generally for plan years commencing after December 31, 1996, any distribution of excess contributions or excess aggregate contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each such employee.

8. Effective for plan years commencing after December 31, 1997, for purposes of Code Section 415, compensation shall include any elective deferrals within the meaning of Code Section 402(g)(3) and any amount that is contributed or deferred by the employer at the election of an employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

Schedule 8 Amendment to the Banknorth Group, Inc. Employee Savings Plan

The Banknorth Group, Inc. Employee Savings Plan (the “Plan”), as in effect on September 30, 2000, is hereby amended in the following respects, notwithstanding any provision of the Plan to the contrary:

1. Effective for plan years commencing after December 31, 1997, for purposes of Code Section 415, compensation shall include any elective deferrals within the meaning of Code Section 402(g)(3) and any amount that is contributed or deferred by the employer at the election of an employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

2. Effective for distributions made after December 31, 1999, an “eligible rollover distribution” shall not include any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV).

APPENDIX B Employee Ownership of TD Banknorth Stock

The provisions of this Appendix apply to Participants’ beneficial ownership of TD Banknorth Stock under the Plan for periods ending before April 20, 2007. Effective on such date, the Company became a wholly-owned subsidiary of TD Bank.

1. Definitions.

(a) “ESOP Account” means a bookkeeping entry maintained before April 20, 2007, by the Plan Administrator for each Participant that records the Participant’s interest in the Trust Fund attributable to the Separate ESOP for Plan Years ending before January 1, 2001; allocations of TD Banknorth Stock or cash on and after such date resulting from payments of principal and interest on any acquisition loan under the Plan, plus adjustments for allocations of income or loss, distributions and all other information affecting the value of such account; and the TD Banknorth Stock Fund (ESOP) for Plan Years beginning on or after January 1, 2004. Each Participant’s ESOP Account shall be divided into sub-accounts reflecting the part of the ESOP Account consisting of TD Banknorth Stock at any date of determination and the part of the ESOP Account consisting of investments other than TD Banknorth Stock at any date of determination; and shall be included in the Participant’s Aggregate Account under the Plan. Effective April 20, 2007, the TD Banknorth Stock Fund is eliminated as an Investment Fund under the Plan.

(b) “ESOP Assets” means all amounts held by the Plan that are invested in TD Banknorth Stock that are not attributable to Salary Deferrals and Company Contributions for the current Plan Year.

2. TD Banknorth Stock Fund. The Trustee, as directed by the Plan Administrator, shall establish a TD Banknorth Stock Fund and the following two sub-funds under the TD Banknorth Stock Fund:

(a) The TD Banknorth Stock Fund (non-ESOP), which shall consist of all amounts held by the Plan that are invested in TD Banknorth Stock that are attributable to Salary Deferrals and Company Contributions for the current Plan Year.

(b) The TD Banknorth Stock Fund (ESOP), which shall be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, and shall consist of all amounts that are ESOP Assets under the Plan.

As soon as practicable following the last day of each Plan Year, the contributions attributable to such Plan Year that are invested in the TD Banknorth Stock Fund (non-ESOP), adjusted for gains or losses, shall automatically be transferred to the TD Banknorth Stock Fund (ESOP).

The Trustee shall invest the TD Banknorth Stock Fund (non-ESOP) and the ESOP Assets as directed by the Plan Administrator, which direction shall be in accordance with the Plan and Trust Agreement and the applicable provisions of the Code, ERISA, and (excluding the TD Banknorth Stock Fund (non-ESOP)) any other laws affecting tax qualified pension benefit plans designed to qualify as employee stock ownership plans; provided that, in aggregate, the ESOP Assets shall be invested primarily in TD Banknorth Stock.

3. Sections 7.02 through 7.07 of the Plan shall apply with respect to TD Banknorth Stock, provided that each reference therein to The Toronto-Dominion Bank shall be deemed to be reference to the Company; each reference therein to the TD Bank Stock Fund shall be deemed to be a reference to the TD Banknorth Stock Fund; and each reference therein to TD Bank Stock shall be deemed to be a reference to TD Banknorth Stock.

4. Allocation of Net Income or Loss. The net appreciation (or net depreciation) in the value of the ESOP Assets (as defined in Section 1(b) of this Appendix B) shall be determined by taking into account expenses of the Plan with respect to such assets and excluding cash dividends with respect to shares of Stock allocated to the ESOP Accounts of the Participants as of the record date for which such dividends are declared.

5. Investment of Contributions. Notwithstanding Section 6.02(a) and (c), a Participant shall not be permitted to reinvest any portion of contributions to his or her ESOP Account if the Plan Administrator determines that reinvestment would cause the ESOP Assets (as defined in Section 1(b) of this Appendix B) to fail to be invested primarily in TD Banknorth Stock. Notwithstanding Section 7.04(b), any cash dividends received on shares of TD Banknorth Stock allocated to a Participant’s ESOP Account as of the record date on which the dividends are declared shall, at the election of the Participant or his or her Beneficiary, either: (i) be paid by the Company in cash to the Participant or Beneficiary, or, at the discretion of the Plan Administrator, paid by the Company to the Trust and distributed from the Trust to the Participant or his or her Beneficiary, not later than ninety (90) days after the close of the Plan Year in which paid to the Plan; or (ii) be paid to the Plan and reinvested in TD Banknorth Stock. The Plan Administrator shall determine the scope, manner and timing of the elections, dividend payments or distributions, and reinvestment in TD Banknorth Stock described in this Section 5 of Appendix B in any manner that is consistent with Code Section 404(k) and other applicable provisions of the Code and ERISA.

6. Certain Forfeitures of TD Banknorth Stock. Notwithstanding any other provision of the Plan to the contrary, any TD Banknorth Stock that was acquired with the proceeds of an acquisition loan and was forfeited during a Plan Year shall be allocated to the ESOP Accounts, as of the last day of the Plan Year, as follows: first, an amount sufficient to restore forfeitures as provided in Section 9.03 and second, the remainder of such forfeitures among the ESOP Accounts in the same proportion that each Participant’s Compensation for the Plan Year bears to the total Compensation of all Participants who either (a) are credited with one Year of Service for the Plan Year and are employed by the Employer or an Affiliate on the last day of the Plan Year or (b) terminated employment during the Plan Year on account of death, retirement or Disability.

7. Option to Require Employer to Purchase TD Banknorth Stock. This Section applies notwithstanding Section 7.08.

(a) If any TD Banknorth Stock distributed pursuant to this Plan is not “readily tradable on an established securities market” at the time distributed, then the recipient of those shares of TD Banknorth Stock received pursuant to the distribution has the right during the Put Option Period to require the Employer, by notice in writing to the Employer within the applicable Put Option Period, to purchase the shares of TD Banknorth Stock at a price equal to the Fair Market Value of those shares, determined as of the Valuation Date coinciding with or immediately preceding the date of the purchase. In addition, the Plan shall have the option, but shall not be required, to purchase the TD Banknorth Stock from a Participant exercising his or her put right.

(b) For purposes of this Section:

(i) The term “Put Option Period” means (A) the 60-day period beginning on the date following the date of the distribution of the shares of TD Banknorth Stock, and (B) sixty (60) days during the following Plan Year, which second 60-day period is to be designated by the Employer in accordance with Section 409(h)(4) of the Code and the regulations thereunder, provided, however, that such second 60-day period must not begin before (X) the first Valuation Date following termination of the initial 60-day period set forth in (A) above and (Y) written notice to the Participant of the value of the shares of TD Banknorth Stock determined as of the Valuation Date. The “Put Option Period” does not include any time during which the Employers are prohibited by applicable federal or state law from honoring their obligations under this Section.

(ii) Shares of TD Banknorth Stock will be considered not “readily tradable on an established securities market” if the shares either are not traded on a national securities exchange or quoted on a system sponsored by a national securities association, or are subject to a restriction under any federal or state securities law, any regulation thereunder, or any agreement affecting the shares that renders such shares less freely tradable than would be the case if the restriction did not exist.

(c) The put option right provided for in this Section is exercisable only by a Participant, the Participant’s Beneficiary, the donee of a Participant or Beneficiary (but only with respect to shares of TD Banknorth Stock received as a gift by such donee), or the person (including an estate or a distributee thereof) to whom shares of TD Banknorth Stock pass as the result of the death of the Participant or the Participant’s Beneficiary. The Plan has a first right of refusal (but no obligation) to purchase any shares of TD Banknorth Stock tendered to the Employer or the Sponsor, pursuant to this Section. The Employer or the Sponsor (or the Plan, in the event that the Plan exercises its right described in the immediately preceding sentence) shall have the right, in its sole and absolute discretion, to elect to pay the purchase price for any shares of TD Banknorth Stock that were distributed as part of a total distribution (within the meaning of Section 409(h)(5) of the Code) and are purchased pursuant to this Section, in a single lump sum or in substantially equal annual installments over a period beginning not later than thirty (30) days after the exercise of the put option right provided for in this Section and not exceeding five (5) years, with interest payable at a reasonable rate (as determined by the Employer, or in the event the Plan elects to purchase such shares, the Plan Administrator) on any unpaid installment balance. If a Participating Employer or the Company (or the Plan, in the event that the Plan exercises its right described in the second preceding sentence) is required to purchase TD Banknorth Stock pursuant to this Section that was distributed as part of an installment distribution, the payment of the purchase price for the TD Banknorth Stock must occur in a single lump sum not later than thirty (30) days after the exercise of the put option right provided for in this Section.

8. No Other Rights To Put or Call Stock. Except as set forth in Section 7 of this Appendix B, and except as otherwise required by applicable federal or state law, no shares of Stock acquired with the proceeds of an acquisition loan or otherwise under the Plan are subject to any put, call, or other option, or any buy-sell or similar agreement, either while held by the Plan or when distributed by the Plan, irrespective of whether or not the Plan then qualifies as an “employee stock ownership plan” under Section 4975(e)(7) of the Code. Notwithstanding anything to the contrary contained in this Plan, this Section 8 and the rights and protections afforded Participants and Beneficiaries under Section 7 are not subject to termination, amendment, or modification insofar as those provisions apply to shares of Stock acquired under the ESOP portion of the Plan.

9. Distribution of Benefits. A Participant, or his or her Beneficiary, as the case may be, may elect to receive payment of the Participant’s Vested Interest in his or her ESOP Account in substantially equal annual installments over a specified period, which period may not exceed five (5) years; provided that the maximum period over which such distribution may be made is extended by one year (up to five (5) additional years), effective January 1, 2002, for each one hundred thousand sixty dollars ($160,000) or fraction thereof by which the balance of the accounts exceeds eight hundred thousand dollars ($800,000) (or such other amounts as the Secretary of the Treasury or the Code may prescribe).

10. Distributions to Qualified Participants. This Section shall apply to a Participant’s ESOP Account determined as of December 31, 2003.

(a) Each Qualified Participant may elect annually within ninety (90) days after the close of each Plan Year in the Qualified Election Period withdraw not more than twenty-five percent (25%) of the amounts credited to his or her ESOP Account as of the last day of the Plan Year (taking into account in applying the twenty-five percent (25%) limitation any amounts previously withdrawn pursuant to this Section); provided, however, that in the case of the Plan Year with respect to which the Qualified Participant can make his or her last withdrawal election pursuant to this Section, this sentence shall be applied by substituting “fifty percent (50%)” for “twenty-five percent (25%).” Any election pursuant to this Section must be in writing, on a form or forms supplied by the Plan Administrator, and must be received by the Employer not later than ninety (90) days after the close of the Plan Year to which the election relates.

(b) Unless otherwise elected by the Qualified Participant in accordance with the following sentence, distributions of amounts withdrawn from the ESOP Account of a Qualified Participant pursuant to this Section shall be made in cash. A Qualified Participant may elect in writing on the election form described in Paragraph (a) to receive all or a portion of the amounts withdrawn from the Qualified Participant’s ESOP Account pursuant to this Section in whole shares of Stock, with cash distributed in lieu of any fractional shares. Distributions of amounts withdrawn pursuant to this Section, whether in shares of Stock or cash, shall be made no later than ninety (90) days after the close of the period during which the withdrawal election may be made.

(c) For purposes of this Section, the term “Qualified Participant” means any Participant who has completed at least ten (10) years of participation under the Plan and has attained age fifty-five (55), and the term “Qualified Election Period” means the six (6) Plan Year period beginning with the first Plan Year in which the Participant first became a Qualified Participant.

(d) Notwithstanding the foregoing to the contrary, if the Fair Market Value (determined as of the Valuation Date immediately preceding the first day on which a Qualified Participant is otherwise eligible to make an election under Paragraph (a) of the shares of Stock acquired by or contributed to the Plan and allocated to the Qualified Participant’s ESOP Account is five hundred dollars ($500) or less, then the Qualified Participant shall not be eligible to make an election to receive a distribution under this Section; provided that, if the Fair Market Value of the shares of Stock acquired by or contributed to the Plan and allocated to the Qualified Participant’s ESOP Account should thereafter exceed five hundred dollars ($500) on a Valuation Date that falls within the Qualified Election Period, then all shares of Stock allocated to such account shall be subject to the election provided in this Section for the remainder of the Qualified Election Period.

(e) Notwithstanding the foregoing to the contrary, a Predecessor Plan Participant shall be a Qualified Participant with respect to his or Predecessor Plan Account attributable to the Separate ESOP if he or she has completed at least ten (10) years of participation under the Plan and the Predecessor Plan and has attained age fifty-five (55) (or such lesser number of years of participation or lower age as is provided under the Predecessor Plan on its Plan Affiliation Date).

APPENDIX C Special Rules

The provisions of this Appendix memorialize rules applicable under the Plan to certain participants or under certain circumstances from time to time, as indicated below.

1. Special Participation Rules.

(a) If an Eligible Employee was previously employed by CFX Corporation or any of its subsidiaries (collectively, “CFX”) immediately prior to the date on which CFX was acquired by the Company and:

(i) is both employed by any former CFX subsidiary except Safety Fund National Bank on June 30, 1998, and a participant receiving elective deferrals under the CFX Corporation 401(k) Plan (“CFX Plan”) or the Concord Savings Bank 401(k) Plan on such date, then his or her deferral election in effect under the applicable plan on such date shall constitute his or her initial Participation Agreement under this Plan, provided that any terms of such deferral election that are not consistent with the provisions of this Plan shall be of no effect hereunder, and provided further that the Employee may file a new Participation Agreement by June 15, 1998.

(ii) is both employed by Safety Fund National Bank on May 22, 1998, and a participant receiving elective deferrals under the CFX Plan on such date, then such Employee shall be eligible to participate in this Plan as of May 22, 1998, and his or her deferral election in effect under the CFX Plan on such date shall constitute his or her initial Participation Agreement under this Plan, provided that any terms of such deferral election that are not consistent with the provisions of this Plan shall be of no effect hereunder.

(b) If an Eligible Employee was previously employed by ALLTEL Information Services immediately prior to the commencement of his or her employment with a Participating Employer, and commenced such eligible employment as of July 1, 2002, then:

(i) he or she may commence participation with respect to Salary Deferrals on July 1, 2002, provided a timely Participation Agreement has been filed with the Plan Administrator; and

(ii) effective July 1, 2002, his or her years of service with ALLTEL Information Services shall be credited for purposes of participation with respect to Company Contributions.

(c) Notwithstanding Section 2.01(b) to the contrary, the following special rule shall be effective for the Plan Year beginning January 1, 2003 (“2003 Plan Year”). Each Eligible Employee who (i) was an eligible employee under either the Morse Payson & Noyes Incentive Savings Plan or the Arthur A. Watson & Company, Inc. Employees’ Master Retirement Plan on the day immediately preceding such plan’s Plan Affiliation Date; (ii) is credited with less than one Year of Service as of the Plan Affiliation Date; and (iii) is not a Highly Compensated Employee for the 2003 Plan Year, shall become a Participant with respect to Company Contributions on the first day of the Calendar Quarter coincident with or next following his or her completion of six months of service. This special rule shall apply only for the 2003 Plan Year, and shall be of no force or effect on and after January 1, 2004.

(d) This Paragraph (d) is effective January 31, 2006. Notwithstanding Section 2.01(a) to the contrary, and subject to Paragraph (e) below, the initial entry date of an Eligible Employee who is employed by a HUB Entity shall be July 1, 2006, if the employee has then completed one month of service. If the employee has not completed one month of service as of July 1, 2006, then he or she shall commence participation in accordance with Section 2.01(b).

As used in this Paragraph, “HUB Entity” means any branch, agency or other organization or location that is acquired by the Company as part of the acquisition of Hudson United Bancorp and its subsidiaries (“HUB”).

(e) Notwithstanding Paragraph (d), if an Eligible Employee was previously employed by Essex Holding Company, Inc. (“Essex”) immediately before commencing employment with a HUB Entity, and commenced such eligible employment as in or around May 2006, then:

(i) effective on such date, his or her years of service with Essex shall be credited for participation and vesting purposes under this Plan; and

(ii) he or she may commence participation on such date, provided he or she has then completed one month of service and a timely Participation Agreement has been filed with the Plan Administrator.

2. Loans to SIS Participants. Notwithstanding Section 8.03(c) to the contrary, a loan may be made in an amount less than one thousand dollars ($1,000) if the Participant is also a participant or beneficiary who is a “party in interest” as defined in Section 3(14) of ERISA with respect to the SIS Bank Employees’ Savings Incentive Plan (“SIS Plan”); his or her Aggregate Account balance under this Plan is not sufficient to permit a loan to be made in the amount of at least one thousand dollars ($1,000); and each of the following requirements is satisfied:

(a) the sum of the Participant’s account balance under the SIS Plan plus the Participant’s Aggregate Account balance under this Plan would be sufficient to permit a loan to be made in the amount of at least one thousand dollars ($1,000) if the separate accounts were treated as a single account;

(b) the Participant does not have any other loan outstanding with respect to either his or her Aggregate Account under this Plan or his or her account under the SIS Plan;

(c) the loan is made during the period beginning July 15, 1999, and ending on the SIS Plan Affiliation Date; and

(d) the loan is made in compliance with all provisions of Section 8.03 except for the one thousand dollar ($1,000) minimum amount requirement.

3. Predecessor Plan ESOP Accounts. For periods before January 1, 2001, each Predecessor Plan Account or portion thereof that is an ESOP Account under the Banknorth Group, Inc. Employee Savings Plan (the “KSOP”) immediately prior to the Plan Affiliation Date of the KSOP, including a matching contribution account under the KSOP that is attributable to any period beginning on or after January 1, 1999, shall, notwithstanding any other provision of this Plan to the contrary, be subject to all applicable provisions of article XVII of the KSOP and shall be administered in accordance with such article XVII as in effect on the date immediately preceding the Plan Affiliation Date.